   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 26, 1997
                                                      REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                               BUDGET GROUP, INC.
             (Exact Name of Registrant as Specified in its Charter)

              DELAWARE                                7514                               59-3227576
    (State or Other Jurisdiction          (Primary Standard Industrial                (I.R.S. Employer
 of Incorporation or Organization)        Classification Code Number)              Identification Number)

                               125 BASIN STREET,
                                   SUITE 210
                            DAYTONA BEACH, FL 32114
                                 (904) 238-7035
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                                 SANFORD MILLER
                           CHAIRMAN OF THE BOARD AND
                            CHIEF EXECUTIVE OFFICER
                               BUDGET GROUP, INC.
                               125 BASIN STREET,
                                   SUITE 210
                            DAYTONA BEACH, FL 32114
                                 (904) 238-7035
(Name, address, including zip code, and telephone number, including area code of agent for service)

                                   COPIES TO:
                                JEFFREY M. STEIN
                                KING & SPALDING
                              191 PEACHTREE STREET
                             ATLANTA, GEORGIA 30303
                                 (404) 572-4600
                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
                             ---------------------
    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           -----------------
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

============================================================================================================================
                                                                                         PROPOSED
                                                                     PROPOSED             MAXIMUM
            TITLE OF CLASS                      AMOUNT               MAXIMUM             AGGREGATE
             OF SECURITIES                       TO BE           AGGREGATE PRICE         OFFERING            AMOUNT OF
           TO BE REGISTERED                   REGISTERED           PER UNIT(1)           PRICE(1)         REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, par value $.01
  per share............................   5,841,649 shares(2)         $34.75             $8,554,303
7.0% Convertible Subordinated Notes,
  Series A, due 2007...................       $80,000,000              N/A              $80,000,000
6.85% Convertible Subordinated Notes,
  Series B, due 2007...................       $45,000,000              N/A              $45,000,000
                                             ------------              ----            ------------
         Total.........................           N/A                  N/A             $133,554,303           $40,471
============================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a).
(2) Includes up to 5,595,482 shares of Class A Common Stock of the Registrant that may be issued upon conversion of the Convertible Subordinated Notes being registered hereunder. Such shares of Class A Common Stock will, if issued, be issued for no additional consideration and therefore no registration fee is required as to such shares.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

     SUBJECT TO COMPLETION, PRELIMINARY PROSPECTUS DATED NOVEMBER 26, 1997.

                               BUDGET GROUP, INC.

                                5,841,649 SHARES
                              CLASS A COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)
                            ------------------------

                     $80,000,000 AGGREGATE PRINCIPAL AMOUNT
            7.0% CONVERTIBLE SUBORDINATED NOTES, SERIES A, DUE 2007
                            ------------------------

                     $45,000,000 AGGREGATE PRINCIPAL AMOUNT
            6.85% CONVERTIBLE SUBORDINATED NOTES, SERIES B, DUE 2007

     This Prospectus relates to an aggregate of (i) up to 5,841,649 shares (the "Shares") of Class A Common Stock, par value $.01 per share ("Class A Common Stock"), of Budget Group, Inc. (the "Company"); (ii) up to $80,000,000 aggregate principal amount of 7.0% Convertible Subordinated Notes, Series A, due 2007 ("Series A Convertible Notes"); and (iii) up to $45,000,000 aggregate principal amount of 6.85% Convertible Subordinated Notes, Series B, due 2007 (the "Series B Convertible Notes" and, together with the Series A Convertible Notes, the "Convertible Notes") which may be offered for sale by persons (the "Selling Securityholders") who have acquired such securities from the Company in the acquisition of a business by the Company not involving a public offering and in certain private placement transactions. See "Selling Securityholders". The Company will not receive any of the proceeds from the sale of the Shares or the Convertible Notes. The Company is registering the Shares and the Convertible Notes for sale to provide the holders thereof with freely tradeable securities, but the registration of such Shares and Convertible Notes does not necessarily mean that any of such Shares or Convertible Notes will be offered or sold by the holders thereof.

     The Company has two classes of Common Stock, the Class A Common Stock, par value $.01 per share, and the Class B Common Stock, par value $.01 per share. Holders of the Class A Common Stock are entitled to one vote per share and holders of the Class B Common Stock are entitled to ten votes per share. The Class A Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "BD".

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE CLASS A COMMON STOCK AND THE CONVERTIBLE NOTES.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
 OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

     The Selling Securityholders from time to time may offer and sell the Shares or the Convertible Notes directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution". Each of the Selling Securityholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the Shares or the Convertible Notes to be made directly or through agents.

     The Selling Securityholders and any agents or broker-dealers that participate with the Selling Securityholders in the distribution of Shares or Convertible Notes may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "Securities Act"), and any commissions received by them and any profit on the resale of the Shares or Convertible Notes may be deemed to be underwriting commissions or discounts under the Securities Act.

               The date of this Prospectus is             , 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants such as the Company which file electronically with the Commission. In addition, the Company's Class A Common Stock currently is traded on the New York Stock Exchange ("NYSE") and such reports, proxy and information statements and other information concerning the Company can be inspected and copied at the offices of the NYSE located at 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Class A Common Stock and Convertible Notes offered hereby. This Prospectus, which is a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company, the Class A Common Stock and the Convertible Notes, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. The Company believes that all statements made herein that summarize the provisions of any documents accurately describe the material provisions of all such referenced documents. The Registration Statement and the exhibits and schedules thereto may be inspected, without charge, at the public reference section or regional offices of the Commission at the addresses indicated above. Copies of the Registration Statement can be obtained from the public reference section of the Commission upon payment of prescribed fees.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company with the Commission (File No. 0-23962) are incorporated herein by reference:

          (a) Annual Report on Form 10-K for the year ended December 31, 1996;

          (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

          (c) The Company's Current Report on Form 8-K dated April 29, 1997;

          (d) the description of the Common Stock of the Company included in the Company's Registration Statement on Form 8-A, dated April 15, 1997; and

          (e) the Consolidated Financial Statements of the Company together with the reports of the independent certified public accountants contained on pages F-10 through F-33 of the Company's Registration Statement on Form S-1 (File No. 333-34799) dated October 1, 1997.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities made hereby shall be deemed to be incorporated by reference in this Prospectus and made a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other document subsequently filed with the Commission which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to: Budget Group, Inc., 4225 Naperville Road, Lisle, Illinois 60532,
Attention: Executive Vice President and General Counsel, telephone (630)
955-7571.

                                  THE COMPANY

     The Company and its franchisees operate the third largest worldwide general use car and truck rental system, with approximately 3,200 locations and a peak fleet size during 1996 of 266,000 cars and 18,000 trucks. The Budget System includes locations in both the airport and local (downtown and suburban) markets in all major metropolitan areas in the United States, in many other small and mid-size U.S. markets and in more than 110 countries worldwide. Pro forma for the acquisition of Budget Rent a Car Corporation ("BRACC") on April 29, 1997 (the "Budget Acquisition"), the Budget System included approximately 455 company-owned locations in the United States at December 31, 1996, accounting for approximately 76% of 1996 U.S. system-wide revenues. In addition, Budget franchisees operated approximately 500 royalty-paying franchise locations in the United States at December 31, 1996. Budget is one of only three vehicle rental systems that offer rental vehicles throughout the world under a single brand name, with locations in Europe, Canada, Latin America, the Middle East, Asia/Pacific and Africa. The Budget System currently maintains more local market rental locations throughout the world than most of its major competitors. The Budget System is also unique among major car rental systems in that it rents trucks in most major markets worldwide. The Budget System's consumer truck rental fleet is the fourth largest in the United States. The Budget System had vehicle rental revenues of $2.5 billion for 1996.

     The Company is also one of the largest independent retailers of late model vehicles in the United States, with 26 retail car sales facilities and pro forma revenues of $246.9 million for 1996. The Company operates its retail car sales facilities under the name "Budget Car Sales".

     Sanford Miller (Chairman of the Board and Chief Executive Officer), Jeffrey
D. Congdon (Vice Chairman of the Board and President of Budget Car Sales) and John P. Kennedy (Vice Chairman of the Board) (collectively, the "Principal Executive Officers") together have over 75 years of experience in the vehicle rental business and had acquired and operated 54 Budget franchises prior to the Budget Acquisition. In addition, Messrs. Miller and Congdon together have over 25 years of experience operating retail car sales facilities.

     The principal executive offices of the Company are located at 125 Basin Street, Suite 210, Daytona Beach, Florida 32114 (telephone number: (904) 238-7035).

                                  THE OFFERING

     This Prospectus relates to the sale by certain securityholders (the "Selling Securityholders") of the Company of (i) up to 246,167 shares of Class A Common Stock (the "Secondary Shares") acquired by certain Selling Securityholders in a private placement in connection with the Company's acquisition of the St. Louis Budget franchise (the "St. Louis Acquisition"), which was consummated in November 1997, (ii) up to 5,595,482 shares of Class A Common Stock (the "Conversion Shares" and, together with the Secondary Shares, the "Shares") issuable upon conversion of the Convertible Notes (which were exchanged for the Old Convertible Notes (as defined herein) which were issued in a private placement exempt from the registration requirements of the Securities
Act), (iii) up to $80,000,000 aggregate principal amount of Series A Convertible Notes (which were exchanged for the Old Convertible Notes (as defined herein) which were issued in a private placement exempt from the registration requirements of the Securities Act) and (iv) up to $45,000,000 aggregate principal amount of Series B Convertible Notes (which were exchanged for the Old Convertible Notes (as defined herein) which were issued in a private placement exempt from the registration requirements of the Securities Act).

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Shares or the Convertible Notes by the Selling Securityholders but has agreed to bear certain expenses of registration of the Shares and the Convertible Notes under Federal and state securities laws. The Company is registering the Shares and the Convertible Notes for sale to provide the holders thereof with freely tradeable securities, but the registration of such Shares and Convertible Notes does not necessarily mean that any of such Shares or Convertible Notes will be offered or sold by the holders thereof.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The Company's ratio of earnings to fixed charges for the nine months ended September 30, 1997 was 1.56, and for the years ended December 31, 1996, 1995, 1994, 1993 and 1992 was 1.24, 1.07, 1.08, 1.18, and 1.14 respectively. The ratio for the nine months ended September 30, 1997 includes earnings and fixed charges from BRACC.

     For purposes of computing these ratios, earnings have been calculated by adding fixed charges, excluding capitalized interest, to pre-tax income from continuing operations. Fixed charges consist of interest costs, whether expensed or capitalized, and amortization of debt issuance costs.

                      SUPPLEMENTAL EARNINGS PER SHARE DATA

     The following table sets forth the pro forma earnings per common and common equivalent share of the Company for the years ended December 31, 1994, 1995 and 1996, to give effect to the issuance of the Conversion Shares as if the conversion of the Convertible Notes had occurred at the beginning of each period presented.

                                                                     FOR THE YEAR
                                                                  ENDED DECEMBER 31,
                                                              --------------------------
                                                               1994     1995      1996
                                                              ------   -------   -------
Net income(a)...............................................  $  250   $   337   $ 4,497
Pro forma weighted average common and common equivalent
  shares outstanding(a).....................................   9,299    11,964    15,083
Pro forma earnings per common and common equivalent
  share(b)..................................................  $ 0.03   $  0.03   $  0.30
                                                              ======   =======   =======

---------------

(a) Amounts in thousands.
(b) Pro forma weighted average common and common equivalent shares outstanding and pro forma earnings per common and common equivalent share give effect to the issuance of the 5,595,482 shares of Class A common stock issuable upon conversion of the Convertible Notes as of the beginning of each period presented.

                                  RISK FACTORS

     Prospective investors should consider carefully the following factors in addition to other information included in this Prospectus before purchasing any of the shares of Class A Common Stock or Convertible Notes.

SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE DEBT

     The Company has substantial indebtedness and significant debt service requirements. As of September 30, 1997, the Company's total indebtedness was $2.6 billion (representing 74.2% of its total capitalization), of which $2.3 billion represented senior secured indebtedness for the purchase of vehicles and $299 million represented non-vehicle indebtedness (representing 8.6% of its total capitalization, excluding fleet debt). As of September 30, 1997, the Company had $367.4 million of incremental availability under its vehicle financing facilities to finance the purchase of fleet vehicles. The degree to which the Company is leveraged has important consequences for holders of the Class A Common Stock, including the following: (i) the ability of the Company to obtain additional financing in the future, whether for working capital, fleet purchases, acquisitions or other purposes, may be impaired; (ii) a substantial portion of the Company's cash flow from operations is required to be dedicated to the payment of principal and interest on its indebtedness, thereby reducing funds available to the Company for other purposes; (iii) the Company's flexibility in planning for or reacting to changes in market conditions may be limited; (iv) the Company may be more vulnerable in the event of a downturn in its business; and (v) because a substantial portion of its indebtedness bears interest at floating rates, any increase in prevailing interest rates will result in an increase in interest expense incurred by the Company, which could have an adverse effect on its results of operations.

     The ability of the Company to meet its debt service obligations will depend on its future operating performance and financial results, which will be subject in part to factors beyond the control of the Company. Although management believes that the Company's cash flow will be adequate to meet its interest and principal payments, there can be no assurance that the Company will continue to generate earnings in the future sufficient to cover its fixed charges. If the Company is unable to generate earnings in the future sufficient to cover its fixed charges and is unable to borrow sufficient funds under its existing credit lines or from other sources, it may be required to refinance all or a portion of its existing indebtedness or to sell all or a portion of its assets. There can be no assurance that a refinancing would be possible, nor can there be any assurance as to the timing of any asset sales or the proceeds which the Company could realize therefrom. In addition, the terms of certain indebtedness of the Company restrict the ability of the Company to sell assets and the use of the proceeds therefrom.

     If for any reason, including a shortfall in anticipated operating results or proceeds from asset sales, the Company were unable to meet its debt service obligations, it would be in default under the terms of its indebtedness. In the event of such a default, the holders of such indebtedness could elect to declare all such indebtedness immediately due and payable, including accrued and unpaid interest, and to terminate their commitments (if any) with respect to funding obligations under such indebtedness. In addition, such holders could proceed against their collateral, which, in the case of the fleet financing facilities, consists of substantially all the Company's fleet. Any default with respect to any of the Company's indebtedness could result in a default under other indebtedness or result in a bankruptcy of the Company.

AVAILABILITY OF FINANCING

     The Company depends upon third-party financing to purchase its fleet vehicles. Continued availability of such financing on favorable terms will be critical to the Company's operations. As of September 30, 1997, 68.6% of the Company's indebtedness was incurred in connection with major vehicle manufacturers' vehicle repurchase programs. As a result, a significant change in the credit quality of the vehicle manufacturers, particularly Ford Motor Company ("Ford"), would significantly affect the Company's ability to obtain such financing on favorable terms. In addition, certain events, such as a material increase in damage to vehicles, could reduce the value of the collateral securing the Company's fleet financing facilities and cause the acceleration of the repayment of such facilities. An inability of the Company to obtain vehicle financing on favorable terms would have a material adverse effect on the Company's financial condition and results of operations. There can be no assurance that the sources of financing utilized by the Company or alternative financing will remain or become available to the Company or that such financing will be available on terms acceptable to the Company.

INTEGRATION OF BUDGET ACQUISITION

     The Budget Acquisition was significantly larger than any of the Company's previous acquisitions and the combination and integration of the respective operations of the Company and BRACC are of a substantially greater scale than previously undertaken by either company. The difficulties of managing such combination and integration are increased by the necessity of coordinating the operations of geographically diverse organizations, of integrating different strategies and operating systems, of integrating management and operating personnel from both companies and of managing a worldwide franchise system. The success of the Company following the Budget Acquisition depends on the ability of the Company's management team to: (a) manage a significantly larger organization, (b) maintain and further develop relationships with Budget franchisees and (c) conduct operations on a worldwide basis. There can be no assurance that the Company's management team will be able to successfully manage the combined operations of the Company and BRACC. An inability to successfully manage the integration of the Company and BRACC would have a material adverse effect on the Company's results of operations and financial condition.

ABILITY TO IMPLEMENT GROWTH STRATEGY

     Management is undertaking initiatives to increase the Company's revenues and improve its profitability by, among other things, acquiring the operations of certain franchisees, enhancing its operations outside the United States, expanding its retail car sales operations, adding car rental locations in its existing markets, adding truck rental locations and expanding its truck rental fleet, and increasing its marketing efforts to corporate accounts. In addition, management expects the Company to realize certain cost savings and other operating efficiencies as a result of the implementation of its business strategy. Increasing the revenues of the Company, and realizing cost savings and other operating efficiencies, could be affected by a number of factors beyond the Company's control, such as general economic conditions, increased operating costs, competitive conditions in the vehicle rental industry, levels of air travel, fuel shortages, increased costs of vehicles and regulatory developments. Each of these initiatives will involve risks to the Company, and there can be no assurance that the Company will be successful in growing its business or that the Company will achieve the expected cost savings and other operating efficiencies. In addition, the Company's substantial leverage could affect its success in growing its business. See "-- Substantial Leverage; Ability to Service Debt".

COMPETITION

     The vehicle rental industry is characterized by intense competition, particularly with respect to price and service. In any geographic market, the Company may encounter competition from national, regional and local vehicle rental companies. Budget's main competitors in the car rental market are The Hertz Corporation ("Hertz"), Avis, Inc. ("Avis"), Alamo Rent-A-Car, Inc. ("Alamo"), National Car Rental System, Inc. ("National") and Enterprise Rent-A-Car Company ("Enterprise"). In consumer truck rentals, Budget faces competition primarily from U-Haul International, Inc. ("U-Haul"), Ryder TRS, Inc. ("Ryder") and Penske Truck Rental ("Penske"). There have been occasions when the major vehicle rental companies have been adversely affected by industry-wide price cutting, and the Company has on such occasions lowered its prices in response. The Company will not generally be able to unilaterally raise its prices or to maintain its prices in times of industry-wide price cutting.

     The retail car sales industry also is characterized by intense competition, consisting primarily of local new car dealerships selling new and late model cars. In addition to local dealerships, the Company may face competition from retailers such as CarMax and AutoNation that compete on the basis of large inventory size, no-haggle pricing and after-sale service.

RESTRICTIONS IMPOSED BY INDEBTEDNESS

     The terms of the Company's indebtedness include a number of significant covenants that, among other things, restrict the ability of the Company to dispose of assets, incur additional indebtedness, create liens, repay other indebtedness, pay dividends, make certain investments or acquisitions, repurchase or redeem capital stock, engage in mergers or consolidations, or engage in certain transactions with affiliates, and otherwise restrict corporate activities. There can be no assurance that such restrictions will not adversely affect the Company's ability to finance its future operations or capital needs or to engage in other business activities that may be in the interest of the Company. In addition, the terms of certain of such indebtedness also require the Company to comply with certain financial tests. The ability of the Company to comply with such covenants may be affected by events beyond the Company's control. A breach of any of these covenants or the inability of the Company to comply with the required financial ratios could result in a default under such indebtedness. In the event of any such default, the lenders under such indebtedness could elect to declare all borrowings outstanding under such indebtedness, together with accrued interest and other fees, to be due and payable, to require the Company to apply all of its available cash to repay such borrowings or to prevent the Company from making scheduled debt service payments. If the Company were unable to repay any such borrowings when due, the lenders could proceed against their collateral. If the indebtedness of the Company under such collateralized indebtedness or other indebtedness were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay such indebtedness in full. There can be no assurance that the Company will be able to comply with the covenants included in its debt agreements in the future or that it would be able to obtain any necessary waivers of those covenants.

SUBORDINATION OF CONVERTIBLE NOTES

     The Convertible Notes are unsecured and subordinated in right of payment in full to all existing and future senior indebtedness of the Company. As a result of such subordination, in the event of the Company's liquidation or insolvency, payment default with respect to senior indebtedness, a covenant default with respect to senior indebtedness, or upon acceleration of the Convertible Notes due to an event of default, the assets of the Company will be available to pay obligations on the Convertible Notes only after all senior indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Convertible Notes then outstanding. The Company may from time to time incur indebtedness constituting senior indebtedness. The Convertible Notes are also effectively subordinated in right of payment to all indebtedness and other liabilities, including trade payables, of the Company's subsidiaries. The Indenture (as defined herein) does not prohibit or limit the incurrence of senior indebtedness or other indebtedness and other liabilities by the Company or its subsidiaries. The incurrence of additional indebtedness and other liabilities by the Company or its subsidiaries could adversely affect the Company's ability to pay its obligations on the Convertible Notes. In addition, the cash flow and ability of the Company to service debt, including the Convertible Notes, may in the future become dependent in part upon the earnings from the business conducted by the Company through subsidiaries and distribution of those earnings, or upon loans or other payments of funds by those subsidiaries to the Company. See "Description of Convertible
Notes -- Subordination."

LIMITATIONS ON REPURCHASE OF CONVERTIBLE NOTES

     Upon a Change of Control (as defined herein), the Company is obligated to offer to repurchase all Convertible Notes whereupon each holder of Convertible Notes will have the right, at the holder's option, to accept such offer with respect to all or a portion of such holder's Convertible Notes. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to repurchase all Convertible Notes tendered by the holders thereof. In addition, the Company's repurchase of Convertible Notes as a result of the occurrence of a Change of Control may be prohibited or limited by, or create an event of default under, the terms of agreements related to borrowings which the Company may enter into from time to time, including agreements relating to senior indebtedness.

ABSENCE OF PUBLIC MARKET FOR THE CONVERTIBLE NOTES

     There is currently no public market for the Convertible Notes, and there can be no assurance as to the liquidity of the Convertible Notes, the ability of any holders of Convertible Notes to sell their Convertible Notes or the prices at which holders of the Convertible Notes would be able to sell their Convertible Notes. The Company does not intend to list the Convertible Notes on any securities exchange or to seek the admission thereof to trading on the New York Stock Exchange or any other exchange or automated securities quotation system. The Convertible Notes will be tradable in the over-the-counter market, but any such trading may be limited and sporadic. If a market for the Convertible Notes does develop, the Convertible Notes may trade at a discount from their initial trading price depending on prevailing interest rates, the market for similar securities, performance of the Company, performance of the vehicle rental and sale industry and other factors. There can be no assurance that there will be a liquid trading market for the Convertible Notes or that any trading market that does develop will continue.

POTENTIAL CHANGES IN MANUFACTURERS' REPURCHASE PROGRAMS

     Approximately 89% of the vehicles purchased by Team Rental Group, Inc. ("TEAM"), the predecessor to the Company, and approximately 85% of the vehicles purchased by BRACC in model year 1997 were eligible for repurchase by specified automobile manufacturers at fixed prices on designated dates pursuant to such manufacturers' vehicle repurchase programs ("Program Vehicles"). The availability of Program Vehicles limits a car rental company's risk of a decline in residual value at the time of disposition and enables it to fix its depreciation expense in advance. Vehicle depreciation is the largest cost factor in the Company's vehicle rental operations. Management believes that manufacturers' repurchase programs enable the manufacturers to stimulate fleet sales in times of weak consumer demand for new automobiles. In response to strong U.S. consumer demand for passenger vehicles in 1993 and 1994, the major U.S. automobile manufacturers reduced the number of vehicles subject to repurchase programs and the financial incentives associated with these programs. U.S. consumer demand for passenger vehicles began to weaken during the second quarter of 1995, and this weakness continued through 1996. In response to these market conditions, there was an increase in the availability of repurchase programs with respect to 1996 model year vehicles, particularly repurchase programs for imported vehicles, and these programs have continued for 1997 model year vehicles. However, the Company could be adversely affected if automobile manufacturers reduce the availability of Program Vehicles, related incentives or increase the guaranteed depreciation.

SEASONALITY

     The third quarter, during the peak summer travel months, has historically been the strongest quarter of the year for the Company. As a result, any occurrence that disrupts travel patterns during the summer period could have a material adverse effect on the Company's annual performance.

COSTS OF REGULATORY AND ENVIRONMENTAL COMPLIANCE

     The Company is subject to various foreign, federal, state and local laws and regulations that affect the conduct of its operations, including those relating to the sale of loss damage waivers, vicarious liability of vehicle owners, consumer protection, advertising, used vehicle sales, the taxing and licensing of vehicles, franchising operations and sales, and environmental compliance and remediation. There can be no assurance that compliance with these laws and regulations or the adoption of modified or additional laws and regulations will not require material expenditures by the Company or otherwise have a material adverse effect on its results of operations or financial condition.

DEPENDENCE ON PRINCIPAL SUPPLIER

     Ford is the Company's principal supplier of vehicles. The number of vehicles purchased from Ford has varied from year to year. In model year 1997, approximately 73% of BRACC's U.S. vehicle purchases were comprised of Ford vehicles. The Company has agreed to purchase or lease Ford vehicles in such quantity that the percentage of new Ford vehicles purchased or leased by the Company in the United States, Canada, and other countries outside the European Union represents at least 70% of the total new vehicle acquisitions by the Company, with a minimum quantity of at least 80,000 vehicles in the United States in each model year. Given the volume of vehicles purchased from Ford by the Company, shifting significant portions of the fleet purchases to other manufacturers would require lead time and certain operational changes. As a result, any inability of Ford to supply the Company with the planned number and types of vehicles, any significant decline in the quality and customer satisfaction with respect to Ford vehicles or any failure of the parties to reach an agreement on the terms of any purchases, could have a material adverse effect on the Company's financial condition and results of operations.

RISKS OF INTERNATIONAL OPERATIONS

     For 1996, on a pro forma basis, 8.9% of the Company's revenues were derived from its international operations. The Company's international vehicle rental operations are subject to certain risks, including adverse developments in the foreign political and economic environment, varying governmental regulations, foreign currency fluctuations, potential difficulties in staffing and managing foreign operations and potential adverse tax consequences. There can be no assurance that any of these factors will not have a material adverse effect on the Company's results of operations or financial condition.

DEPENDENCE ON PRINCIPAL EXECUTIVE OFFICERS

     The Company's existing operations and continued future development are dependent in part on the active participation of Messrs. Miller, Kennedy and Congdon, the Company's principal executive officers. The loss of the services of one or more of these individuals could have a material adverse effect on the Company. The Company has no employment agreements or covenants not to compete with any of its executive officers or significant employees.

SUBSTANTIAL VOTING POWER BY PRINCIPAL EXECUTIVE OFFICERS

     The Company has two classes of Common Stock: Class A Common Stock, holders of which are entitled to one vote per share, and Class B Common Stock, holders of which are entitled to ten votes per share. Messrs. Miller, Kennedy and Congdon own all outstanding shares of Class B Common Stock, which, together with the Class A Common Stock owned by such individuals, represent approximately 48.1% of the combined voting power of both classes of Common Stock. As a result, such officers will be able to exert substantial influence over the election of the Company's Board of Directors, thereby increasing the probability that members elected by them will continue to direct the business, policies and management of the Company.

POTENTIAL ANTI-TAKEOVER EFFECTS OF CHARTER AND BYLAW PROVISIONS;
POSSIBLE ISSUANCES OF PREFERRED STOCK

     Certain provisions of Delaware law, the Company's Amended and Restated Certificate of Incorporation (in particular, the voting rights of the Class B Common Stock) and the Company's Bylaws could delay or impede the removal of incumbent directors and could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Class A Common Stock. In addition, shares of preferred stock may be issued by the Board of Directors without stockholder approval on such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holders of the Class A Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The Company has no current plans to issue any shares of preferred stock. See "Description of Capital
Stock -- Preferred Stock" and "Description of Capital Stock -- Section 203".

FORWARD-LOOKING STATEMENTS

     This Prospectus contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, with respect to the financial condition, results of operations and business of the Company. These forward-looking statements involve certain risks and uncertainties. No assurance can be given that any of such matters will be realized. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following: (a) the Company's ability to service its debt or to obtain financing for its fleet vehicles; (b) management and integration of the operations of TEAM and BRACC following the Budget Acquisition and the success of initiatives undertaken by the Company to increase its revenues and improve its profitability; (c) competitive pressure in the vehicle rental and retail car sales industries; and
(d) general economic conditions. For further information on other factors which could affect the financial results of the Company and such forward-looking statements, see "Risk Factors".

                            SELLING SECURITYHOLDERS

     As described herein, the Selling Securityholders are those persons who (i) acquired shares of Class A Common Stock in the St. Louis Acquisition or (ii) purchased Convertible Notes from the Company. The following table provides the names of and the number of shares of Common Stock beneficially owned by each Selling Securityholder (presented on an as-converted basis in the case of holders of the Convertible Notes). Since the Selling Securityholders may sell all, some or none of their Shares and Convertible Notes or, in the case of holders of Convertible Notes, convert the same in whole or in part into Shares, no estimate can be made of the aggregate number of Shares and Convertible Notes that are to be offered hereby or that will be owned by each Selling Securityholder upon completion of the offering to which this Prospectus relates. None of the Selling Securityholders has any material relationship with the Company.

     The Shares and Convertible Notes offered by this Prospectus may be offered from time to time by the Selling Securityholders named below:

                                                                  PRINCIPAL      PRINCIPAL
                                                                  AMOUNT OF      AMOUNT OF
                                                                   SERIES A       SERIES B
                                                   NUMBER OF     CONVERTIBLE    CONVERTIBLE
                                    NUMBER OF        SHARES         NOTES          NOTES
                                      SHARES      WHICH MAY BE   WHICH MAY BE   WHICH MAY BE
                                   BENEFICIALLY     OFFERED        OFFERED        OFFERED
NAME                                  OWNED          HEREBY         HEREBY         HEREBY
----                               ------------   ------------   ------------   ------------
ST. LOUIS STOCKHOLDERS:
David K. Adam(1).................      11,406         11,406               0              0
James L. Cowhey(1)(2)............      16,423         16,423               0              0
Jill Cowhey(1)...................       1,242          1,242               0              0
Kathleen P. Cowhey(1)............       4,597          4,597               0              0
Kevin P. Cowhey(1)(3)............      11,247         11,247               0              0
Michael J. Cowhey(1).............      13,104         13,104               0              0
Sandra Cowhey(1).................       2,737          2,737               0              0
Sheila Cowhey(1).................       2,258          2,258               0              0
Terry J. Cowhey(1)(4)............      68,530         68,530               0              0
Peter K. Cowhey(1)(5)............      41,605         41,605               0              0
Mary Ann Morgan(1)(6)............      15,882         15,882               0              0
Michael P. Morgan(1)(7)..........      31,234         31,234               0              0
Louis Waltke(1)..................       2,258          2,258               0              0
Susan C. Waltke(1)(8)............      23,644         23,644               0              0
                                    ---------      ---------     -----------    -----------
          Subtotal...............     246,167        246,167               0              0
                                    ---------      ---------     -----------    -----------
CONVERTIBLE NOTEHOLDERS:
John Hancock Mutual Life
  Insurance Company..............   1,082,717      1,082,717     $18,500,000    $ 4,500,000
John Hancock Variable Life
  Insurance Company..............     117,533        117,533       2,000,000        500,000
New York Life Insurance
  Company........................   1,354,165      1,354,165      20,000,000     10,000,000
Massachusetts Mutual Life
  Insurance Company..............     293,834        293,834       5,000,000      1,250,000
Massmutual Corporate Investors...      99,651         99,651       2,000,000              0
Massmutual Corporate Value
  Partners Limited...............      99,651         99,651       2,000,000              0
Massmutual Participation
  Investors......................      49,825         49,825       1,000,000              0
Metropolitan Life Insurance
  Company........................   2,027,053      1,335,053      25,000,000      2,500,000
The Northwestern Mutual Life
  Insurance Company..............     268,240        268,240               0      7,500,000
Signature 1A (Cayman), Ltd.......     224,215        224,215       4,500,000              0

                                                                  PRINCIPAL      PRINCIPAL
                                                                  AMOUNT OF      AMOUNT OF
                                                                   SERIES A       SERIES B
                                                   NUMBER OF     CONVERTIBLE    CONVERTIBLE
                                    NUMBER OF        SHARES         NOTES          NOTES
                                      SHARES      WHICH MAY BE   WHICH MAY BE   WHICH MAY BE
                                   BENEFICIALLY     OFFERED        OFFERED        OFFERED
NAME                                  OWNED          HEREBY         HEREBY         HEREBY
----                               ------------   ------------   ------------   ------------
Teachers Insurance and Annuity
  Association of America.........     357,653        357,653               0     10,000,000
The Travelers Insurance
  Company........................      55,883         55,883               0      1,562,500
The Travelers Indemnity
  Company........................      78,236         78,236               0      2,187,500
The Variable Annuity Life
  Insurance Company..............     178,826        178,826               0      5,000,000
                                    ---------      ---------     -----------    -----------
     Subtotal....................   6,287,482      5,595,482     $80,000,000    $45,000,000
                                    ---------      ---------     -----------    -----------
          Total..................   6,533,659      5,841,649     $80,000,000    $45,000,000
                                    =========      =========     ===========    ===========

---------------

(1) Includes certain shares of Class A Common Stock that were placed in escrow.
(2) Includes 4,043 shares held in trust for Lauren S. Cowhey and 1,167 shares held in trust for Leah C. Cowhey, with respect to which Mr. Cowhey and his wife are co-trustees.
(3) Includes 4,043 shares held in trust for Brooke E. Cowhey, with respect to which Mr. Cowhey is co-trustee with his former wife, and 1,000 shares held in trust for Brett Cowhey.
(4) Includes 6,383 shares held in trust for Sarah P. Cowhey and 3,507 shares held in trust for Ian P. Cowhey.
(5) Includes 5,002 shares held in trust for Matthew K. Cowhey, 2,018 shares held in trust for Timothy J. Cowhey, and 3,488 shares held in trust for Casey M. Cowhey.
(6) Includes 7,102 shares held in trust for Neil A. Cowhey, with respect to which Ms. Morgan and her sister, Susan C. Waltke, are co-trustees.
(7) Includes 3,740 shares held in trust for Christian P. Morgan and 4,043 shares held in trust for Michaela Morgan with respect to which Mr. Morgan and his wife are co-trustees.
(8) Includes 4,043 shares held in trust for Andrew J. Waltke and 2,529 shares held in trust for Scott A. Waltke with respect to which Ms. Waltke and her husband are co-trustees.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 35,000,000 shares of the Class A Common Stock, 2,500,000 shares of the Class B Common Stock and 250,000 shares of the preferred stock, $.01 par value per share (the "Preferred Stock"). As of November 21, 1997, there were 23,866,404 shares of the Class A Common Stock and 1,936,600 shares of the Class B Common Stock outstanding. All of the outstanding shares of Class B Common Stock are held by the principal executive officers of the Company (the "Principal Executive Officers").

CLASS A COMMON STOCK AND CLASS B COMMON STOCK

  VOTING RIGHTS

     Each share of the Class A Common Stock is entitled to one vote and each share of the Class B Common Stock is entitled to ten votes on all matters submitted to a vote of the stockholders. The Class A Common Stock and the Class B Common Stock vote together as a single class on all matters presented for a vote of the stockholders, except as noted below and as provided under the Delaware General Corporation Law. The holders of the Class B Common Stock will have, together with the Class A Common Stock owned by such individuals, approximately 48.1% of the combined voting power of the outstanding Class A and Class B Common Stock. As a result, the Principal Executive Officers will be able to exert substantial influence over the election of the Company's Board of Directors, thereby ensuring that members elected by them will continue to direct the business, policies and management of the Company.

     The Company's Amended and Restated Certificate of Incorporation requires a vote of 60% of the number of shares of the Class B Common Stock outstanding, voting separately as a class, and a majority of the shares of the Class A Common Stock, voting separately as a class, to approve any modification to the rights and privileges of the Class A Common Stock or the Class B Common Stock or any reclassification or recapitalization of the Company's outstanding capital stock.

  DIVIDENDS

     Each share of the Class A Common Stock is entitled to receive dividends if, as and when declared by the Board of Directors of the Company out of funds legally available therefor. Identical dividends, if any, must be paid on both the Class A Common Stock and the Class B Common Stock at any time that dividends are paid on either, except that stock dividends payable on shares of the Class B Common Stock are payable only in shares of the Class B Common Stock and stock dividends payable on shares of the Class A Common Stock are payable only in shares of the Class A Common Stock. If a dividend or distribution payable on the Class A Common Stock is made on the Class A Common Stock, the Company must also make a pro rata and simultaneous dividend or distribution of shares of Class B Common Stock on the Class B Common Stock. If a dividend or distribution payable in Class B Common Stock is made on the Class B Common Stock, the Company must also make a pro rata and simultaneous dividend or distribution of shares of Class A Common Stock on the Class A Common Stock.

  CONVERTIBILITY

     Each share of the Class B Common Stock is convertible at any time at the option of the holder into the Class A Common Stock on a share-for-share basis. Shares of the Class B Common Stock will be automatically converted into shares of the Class A Common Stock on a share-for-share basis in the event that the record or beneficial ownership of such shares of the Class B Common Stock is transferred (including, without limitation, by way of gift, settlement, will or intestacy) to any person or entity that was not a holder of Class B Common Stock at the time of transfer. Therefore, the shares of Class B Common Stock will only exist so long as they are held by one or more of the Principal Executive Officers. Shares of the Class A Common Stock are not convertible.

  LIQUIDATION RIGHTS

     In the event of the dissolution of the Company, after satisfaction of amounts payable to creditors and distribution to the holders of outstanding Preferred Stock, if any, of amounts to which they may be preferentially entitled, holders of the Class A Common Stock and the Class B Common Stock are entitled to share ratably in the assets available for distribution to the stockholders.

  OTHER PROVISIONS

     There are no preemptive rights to subscribe for any additional securities which the Company may issue and there are no redemption provisions or sinking fund provisions applicable to the Class A Common Stock or the Class B Common Stock, nor is either class subject to calls or assessments by the Company. All outstanding shares of Common Stock are, and all shares to be outstanding upon completion of the Offering will be, legally issued, fully paid and nonassessable.

PREFERRED STOCK

     The Board of Directors of the Company has the authority, without further action by the stockholders, to cause the Company to issue up to 250,000 shares of preferred stock (the "Preferred Stock") in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued shares of Preferred Stock and to fix the number of shares comprising any series and the designations of such series. The issuance of Preferred Stock, while providing flexibility in connection with possible financings, acquisitions and other corporate transactions, could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company, deny stockholders the receipt of a premium on their Common Stock and have an adverse effect on market price of the Common Stock.

     In January 1997, the Board of Directors authorized the issuance of 10,000 shares of Preferred Stock, par value $0.01 per share, designated as the "Series A Convertible Preferred Stock". All of such shares have been converted into Class A Common Stock.

CONVERTIBLE NOTES

     In December 1996, the Company issued $80.0 million aggregate principal amount of 7.0% Convertible Subordinated Notes, Series A, due 2003 which were extended to 2007 and amended in connection with the Budget Acquisition (as extended and amended, the "Old Series A Convertible Notes") and subsequently exchanged for the Series A Convertible Notes. The Series A Convertible Notes are convertible, at the option of the holders, into Class A Common Stock at a conversion price of $20.07 per share. The outstanding Series A Convertible Notes are convertible into an aggregate of 3,986,046 shares of Class A Common Stock. In connection with the Budget Acquisition, the Company issued $45.0 million aggregate principal amount of 6.85% Convertible Subordinated Notes, Series B, due 2007 (the "Old Series B Convertible Notes" and, together with the Old Series A Convertible Notes, the "Old Convertible Notes") which were exchanged for the Series B Convertible Notes. The Series B Convertible Notes are convertible, at the option of the holders, into Class A Common Stock at a conversion price of $27.96 per share. The outstanding Series B Convertible Notes are convertible into an aggregate of 1,609,436 shares of Class A Common Stock.

BYLAW PROVISIONS

     The Company's Bylaws provide that special meetings of the stockholders may be called only by the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President or the Secretary of the Company, or by one or more stockholders holding shares entitled to cast not less than a majority of the aggregate votes entitled to be cast at such meeting. The Bylaws also provide that any action which may be taken at any meeting of stockholders may be taken without a meeting and without prior notice if written consents approving the action are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to take such action at a meeting of stockholders. These provisions will make it more difficult for a third party to gain control of the Company.

REGISTRATION RIGHTS

     In connection with the St. Louis Acquisition in November 1997, the Company entered into a registration rights agreement granting holders registration rights with respect to the shares of Class A Common Stock acquired thereby (the "St. Louis Registration Rights Agreement"). The St. Louis Registration Rights Agreement provides that the Company will file a shelf registration statement relating to the shares of Class A Common Stock issued in the acquisition on or before December 1, 1997. The registration statement of which this Prospectus is a part is being filed pursuant to the St. Louis Registration Rights Agreement.

     In connection with the sale of the Old Series A Convertible Notes in December 1996, the Company entered into a registration rights agreement granting holders registration rights with respect to the shares of Class A Common Stock into which such notes were convertible. In connection with the sale of the Old Series B Convertible Notes, the Company amended and restated the registration rights agreement (the "Notes Registration Rights Agreement") to which the holders of the Old Series A Convertible Notes were parties, and the holders of the Old Series B Convertible Notes became parties thereto. The Notes Registration Rights Agreement provides that the Company will file a shelf registration statement relating to the Series B Convertible Notes and the shares of Class A Common Stock issuable upon conversion of the Convertible Notes at the earlier of one year from the date of issuance of the Series B Convertible Notes or promptly after the disposition by Ford of at least 2.25 million shares of Class A Common Stock. The registration statement of which this Prospectus is a part is being filed pursuant to the Notes Registration Rights Agreement. The holders may require the Company to effect an underwritten public offering pursuant to the shelf registration statement. The Company may prohibit offers and sales of securities pursuant to the registration statements under certain circumstances. The Company has also agreed to pay the costs and expenses of each registration effected under the Notes Registration Rights Agreement, other than underwriting discounts and commissions.

     Concurrently with completion of its initial public offering in August 1994, the Company entered into the registration rights agreement (the "Registration Rights Agreement") granting holders registration, rights with respect to the shares of Common Stock received by them as a result of the Share Exchange (as defined in the Registration Rights Agreement). The Registration Rights Agreement provides that the holders of at least 33% of the outstanding shares received in the Share Exchange may require the Company to register such shares under the Securities Act of 1933 (the "Securities Act") on two occasions, provided that the aggregate offering price of the shares so registered is not less than $1 million on each occasion. The Company has agreed to refrain from selling its securities during the 10-day period prior to, and the 180-day period following, the consummation of each underwritten offering made pursuant to the Registration Rights Agreement. The Company has also agreed to pay the costs and expenses of each registration effected under the Registration Rights Agreement, other than underwriting discounts and commissions. The Registration Rights Agreement was amended in November 1994 to include persons who received 18,500 shares of Class A Common Stock in the Company's acquisition of a Budget franchise territory.

     In connection with the Los Angeles Acquisition, the Company and SoCal entered into a registration rights agreement granting SoCal and its affiliated entities unlimited "piggyback" registration rights, subject to certain conditions. The Company will bear the expenses of registering such shares, other than underwriting discounts and commissions. SoCal and its affiliated entities exercised certain of these rights in the October 1997 Public Offering.

INDEMNIFICATION MATTERS

     As permitted by the Delaware General Corporation Law, the Company's Amended and Restated Certificate of Incorporation provides that directors of the Company will not be personally liable to the

Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, relating to prohibited dividends, distributions and repurchases or redemptions of stock, or (iv) for any transaction from which the director derives an improper personal benefit. The Company's Bylaws provide that the Company shall indemnify its directors, officers, employees and other agents, to the fullest extent provided by Delaware law. The Company has also entered into indemnification agreements with certain of its executive officers and directors. The indemnification agreements require the Company, among other things, to indemnify such directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company maintains directors' and officers' insurance against certain liabilities.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the arrangements described above, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     At present, there is no pending material litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted.

SECTION 203

     The Company is subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly held Delaware corporation from consummating a "business combination", except under certain circumstances, with an "interested stockholder" for a period of three years after the date such person became an "interested stockholder" unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares held by directors who are also officers of the corporation and certain shares held by employee stock plans); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder. An "interested stockholder" generally is defined as a person who, together with affiliates and associates, owns (or, within the prior three years, owned) 15% or more of a corporation's outstanding voting stock. A "business combination" includes mergers, asset sales and certain other transactions resulting in a financial benefit to an interested stockholder.

TRANSFER AGENT

     The transfer agent and registrar for the Class A Common Stock is ChaseMellon Shareholder Services.

                        DESCRIPTION OF CONVERTIBLE NOTES

     The Convertible Notes registered hereby are to be issued under an
Indenture, to be dated as of December   , 1997 (the "Indenture"), between the
Company and The Chase Manhattan Bank, as Trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Old Series A Convertible Notes and the Old Series B Convertible Notes will be exchanged by the respective holders thereof for a like principal amount of the Series A Convertible Notes and the Series B Convertible Notes, respectively. The terms of the Old Convertible Notes and the terms of the Convertible Notes for each respective series are identical. Accordingly, the Convertible Notes are convertible at the same respective conversion prices and into the same respective number of shares of Class A Common Stock as the corresponding series of Old Convertible Notes. Any capitalized terms used herein and not defined shall have the meaning set forth in the Indenture. References in this section to the "Company" are solely to Budget Group, Inc. and not to its subsidiaries. The following summaries of certain provisions of the Indenture are subject to, and are qualified in their entirety by reference to, the detailed provisions of the Convertible Notes and the Indenture, including the definitions therein of certain terms. Section references below are references to Sections of the Indenture.

GENERAL

     The Convertible Notes are unsecured subordinated obligations of the Company. The aggregate principal amount of Series A Convertible Notes is limited to $80 million aggregate principal amount, and the aggregate principal amount of Series B Convertible Notes is limited to $45 million aggregate principal amount. The Convertible Notes mature on April 29, 2007. The Series A Convertible Notes bear interest at a rate per annum of 7.0%, payable semiannually on June 18 and December 18 of each year. The Series B Convertible Notes bear interest at the rate of 6.85% per annum, payable semiannually on April 29 and October 29 of each year, commencing on April 29, 1998. (sec.sec. 301 and 307)

     The Convertible Notes are convertible into Class A Common Stock initially at the respective conversion rates stated herein, subject to adjustment upon the occurrence of certain events described under "-- Conversion Rights," at any time prior to the close of business on the maturity date, unless previously redeemed or repurchased. (sec. 1301)

     The Convertible Notes are redeemable under the circumstances and at the redemption prices set forth below under "-- Optional Redemption," plus accrued interest to the redemption date. (sec. 203)

     The Convertible Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof.
(sec. 302) No service charge will be made for any registration of transfer or exchange of Convertible Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (sec. 305)

CONVERSION RIGHTS

     The holder of any Convertible Note has the right, at the holder's option, to convert any portion of the principal amount of a Convertible Note into shares of Class A Common Stock at any time prior to the close of business of the maturity date, unless previously redeemed or repurchased, at the applicable Conversion Rate (subject to adjustment as described below). Each Series A Convertible Note is convertible into such number of whole shares of Class A Common Stock as is equal to the unpaid principal amount being converted of Series A Convertible Notes divided by the conversion price of $20.07 per share (the "Series A Conversion Rate"). Each Series B Convertible Note is convertible into such number of whole shares of Class A Common Stock as is equal to the unpaid principal amount being converted of Series B Convertible Notes divided by the conversion price of $27.96 per share (the "Series B Conversion Rate") (the Series A Conversion Rate and the Series B Conversion Rate each being sometimes referred to herein as the "applicable Conversion Rate"). The right to convert a Convertible Note called for redemption will terminate at the close of business on the business day prior to the Redemption Date for such Convertible Note, and the right to convert a Convertible Note tendered for repurchase will terminate at the close of business on the Repurchase Date for such Convertible Note unless the Company defaults in payment of the amount due upon such redemption or repurchase. (sec. 1301)

     The right of conversion attaching to any Convertible Note may be exercised by the holder by delivering the Convertible Note at the specified office of the Conversion Agent, accompanied by a duly signed and completed notice of conversion, a copy of which may be obtained from the Trustee. The conversion date will be the date on which the Convertible Note and the duly signed and completed notice of conversion are so delivered. As promptly as practicable on or after the conversion date, the Company will issue and deliver to the Trustee a certificate or certificates for the number of full shares of Class A Common Stock issuable upon conversion, together with payment in lieu of any fraction of a share; such certificate will be sent by the Trustee to the Conversion Agent (if other than the Trustee) for delivery to the holder within five business days after the conversion date. Such shares of Class A Common Stock issuable upon conversion of the Convertible Notes, in accordance with the provisions of the Indenture, will be fully paid and nonassessable. Any Convertible Note surrendered for conversion during the period from the close of business on any Regular Record Date next preceding any Interest Payment Date to the opening of business on such Interest Payment Date (except Convertible Notes (or portions thereof) called for redemption on a Redemption Date or which are redeemable on a Repurchase Date occurring, in either case, within such period (including any Convertible Notes or portions thereof) called for redemption on a Redemption Date that is a Record Date or Interest Payment Date, as the case may be)) must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of Convertible Notes being surrendered for conversion. The interest so payable on such Interest Payment Date with respect to any Convertible Note (or portion thereof, if applicable) which has been called for redemption on a Redemption Date, or which may be repurchased on a Repurchase Date, occurring, in either case, during the period from the close of business on any Record Date next preceding any Interest Payment Date to the opening of business on such Interest Payment Date (including any Convertible Notes (or portions thereof) called for redemption on a Redemption Date that is a Record Date or Interest Payment Date, as the case may
be), which Convertible Note (or portion thereof, if applicable) is surrendered for conversion during such period (or on the last Business Day prior to the Record Date or Interest Payment Date in the case of a Convertible Note (or portions thereof) called for redemption on a Record Date or Interest Payment Date, as the case may be), shall be paid to the Holder of such Convertible Note being converted in an amount equal to the interest that would have been payable on such Convertible Note if such Convertible Note had been converted as of the close of business on such Interest Payment Date. The interest so payable on such Interest Payment Date in respect of any Convertible Note (or portion thereof, as the case may be) which has not been called for redemption on a Redemption Date, or is not eligible for repurchase on a Repurchase Date, occurring, in either case, during the period from the close of business on any Record Date next preceding any Interest Payment Date to the opening of business of such Interest Payment Date, which Convertible Note (or portion thereof, as the case may be) is surrendered for conversion during such period, shall be paid to the Holder of such Convertible Note as of such Regular Record Date. Interest payable in respect of any Convertible Note surrendered for conversion or repurchase on or after an Interest Payment Date shall be paid to the Holder of such Convertible Note as of the next preceding Regular Record Date, notwithstanding the exercise of the right of conversion or repurchase. As a result of the foregoing provisions, except as provided above, Holders that surrender Convertible Notes for conversion on a date that is not an Interest Payment Date will not receive any interest for the period from the Interest Payment Date next preceding the date of conversion to the date of conversion or for any later period, even if the Convertible Notes are surrendered after a notice of redemption (except for the payment of interest on Convertible Notes called for redemption on a Redemption Date or to be repurchased on a Repurchase Date between a Regular Record Date and the Interest Payment Date to which it relates (including any Convertible Notes (or portion thereof) called for redemption on a Redemption Date that is a Record Date or Interest Payment Date, as the case may be), as provided above). No other payment or adjustment for interest, or for any dividends in respect of Class A Common Stock, will be made upon conversion. Holders of Class A Common Stock issued upon conversion will not be entitled to receive any dividends payable to holders of Class A Common Stock as of any record time or date before the close of business on the conversion date. No fractional shares will be issued upon conversion but, in lieu thereof, the Company will pay an appropriate amount in cash based on the market price of Class A Common Stock at the close of business on the date of conversion. (sec.sec. 101, 203, 307, 1302 and 1303)

     A Holder delivering a Convertible Note for conversion will not be required to pay any taxes or duties in respect of the issue or delivery of Class A Common Stock up on conversion but will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of the Class A Common Stock in a name other than that of the holder of the Convertible Note. Certificates representing shares of Class A Common Stock will not be issued or delivered unless all taxes and duties, if any, payable by the Holder have been paid. (sec.sec. 1302 and 1308)

     The applicable Conversion Rate is subject to adjustment in certain events, including, without duplication: (a) subdivisions, combinations and reclassifications of Class A Common Stock, (b) dividends (and other distributions) payable in Class A Common Stock on shares of Class A Common Stock, (c) the issuance to all holders of Class A Common Stock of rights, options or warrants entitling them to subscribe for or purchase Class A Common Stock at less than the then Current Market Price of such Class A Common Stock (determined as provided in the Indenture) as of the record date for stockholders entitled to receive such rights, options or warrants, (d) the issuance to an Affiliate (as defined in the Indenture) of shares of Class A Common Stock or Class B Common Stock at a net price per share less than the then Current Market Price per share of such Class A Common Stock or Class B Common Stock (determined as provided in the Indenture) and (e) distributions to all holders of Class A Common Stock of evidences of indebtedness of the Company, equity securities or assets other than shares of Class A Common Stock, or other assets (other than ordinary cash dividends out of earnings), or distributions to all or substantially all holders of Class A Common Stock rights, warrants or options to subscribe to securities (other than those referred to in clause (c)above. No adjustment in the applicable Conversion Rate shall be required in respect of any dividend or distribution if holders of the Convertible Notes may participate therein (on a basis and with notice that the Board of Directors determines in good faith to be fair and appropriate) and receive the same consideration they would have received if they had converted the Convertible Notes immediately prior to the record date with respect to such dividend or distribution. In addition, no adjustment in the applicable Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least 1% in the applicable Conversion Rate. Except as expressly set forth in the Indenture, no adjustment in the applicable Conversion Rate shall be made because the Company issues, in exchange for cash, property or services, shares of Class A Common Stock, or any securities convertible into or exchangeable for shares of Class A Common Stock, or securities (including warrants, rights and options) carrying the right to subscribe for or purchase shares of Class A Common Stock or such convertible or exchangeable securities (including shares of Class B Common Stock), provided that in the case of any such issuance to an Affiliate written evidence of the action of the Board of Directors authorizing such issuance shall be filed with the secretary of the Company (which evidence shall include a determination by the Board of Directors that the terms of such issuance are not less favorable to the Company and would have been obtainable in a comparable arms'-length transaction with a person not an Affiliate) a notice thereon shall have been given to each holder of the Convertible Notes.
(sec. 1304) The Company shall compute any adjustments to the Conversion Rate pursuant to this paragraph and will give notice to the Holders of the Convertible Notes of any adjustments. (sec. 1305)

     If any transaction shall occur, including without limitation, (1) any recapitalization or reclassification of shares of Common Stock (other than a change in par value, or from no par value to par value, or as a result of a subdivision or combination of Common Stock), (2) any consolidation, merger or amalgamation of the Company with or into another person or any merger of another person into the Company (other than a merger that does not result in the reclassification, conversion, exchange or cancellation of Common Stock), (3) any sale or transfer of all or substantially all of the assets of the Company, or
(4) any compulsory share exchange, pursuant to any of which holders of shares of Class A Common Stock or Class B Common Stock shall be entitled to receive other securities, cash or other property, each

Convertible Note then outstanding will, with appropriate provisions satisfactory to the Majority Holders of the Convertible Notes, become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Class A Common Stock into which such Convertible Note was convertible immediately prior thereto (assuming such holder of Class A Common Stock failed to exercise any rights of election and that such Convertible Note was then convertible). (sec. 1311)

     If at any time the Company makes a distribution of property to its stockholders which would be taxable to such stockholders as a dividend for United States federal income tax purposes (e.g., distributions of evidence of indebtedness or assets of the Company, but generally not stock dividends on Common Stock or rights to subscribe for Common Stock) and, pursuant to the anti-dilution provisions of the Indenture, the number of shares into which Convertible Notes are convertible is increased, such increase may be deemed for federal income tax purposes to be the payment of a taxable dividend to Holders of Convertible Notes. See "Certain Federal Income Tax Considerations."

SUBORDINATION

     The payment of the principal of, premium, if any, and interest on (including any amounts payable upon the redemption or repurchase of the Convertible Notes permitted by the Indenture) the Convertible Notes is subordinated in right of payment, to the extent set forth in the Indenture, to the prior payment in full of the principal of, premium, if any, interest and other amounts in respect of all Senior Indebtedness of the Company. The Convertible Notes also are effectively subordinated in right of payment to all indebtedness and other liabilities of the Company's subsidiaries. As of September 30, 1997, the Company had $2.5 billion of Senior Indebtedness outstanding, and the aggregate amount of indebtedness and other liabilities of the Company's subsidiaries was $2.9 billion.

     Senior Indebtedness, as defined in the Indenture, means the principal of (and premium, if any) and interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) on, and all fees and other amounts payable in connection with, the following, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the Indenture or thereafter created, incurred or assumed: (A) all indebtedness of the Company (including obligations of the Company arising from its guarantee of the indebtedness of others) to banks, insurance companies and other financial institutions evidenced by credit or loan agreements, notes or other written obligations; (B) all other indebtedness of the Company (including obligations of the Company arising from its guarantee of the indebtedness of others) other than the Convertible Notes; (C) all Capitalized Lease Obligations (as defined in the Indenture) of the Company or in respect of any lease or related document (including a purchase agreement) which provides that the Company is contractually obligated to purchase or cause a third party to purchase the leased property and thereby effectively guarantees a minimum residual value of the leased property to the lessor and the obligations of the Company under such lease or related document to purchase or cause a third party to purchase such leased property; (D) all obligations of the Company issued or assumed as the deferred purchase price of property (but excluding any portion thereof constituting trade accounts payable arising in the ordinary course); and (E) all obligations of the Company for the reimbursement of any letter of credit or any amendments, renewals, extensions, modifications and refundings; provided that Senior Indebtedness shall not include (i) any such indebtedness or obligation if the terms of such indebtedness or obligation (or the terms of the instrument under which or pursuant to which, it is issued) expressly provide that such indebtedness or obligation shall not be senior in right of payment to the Convertible Notes, or expressly provide that such indebtedness or obligation is pari passu with or junior to the Convertible Notes of either or both series and (ii) accounts payable of the Company to trade creditors. (sec.sec. 101, 1201 and 1202)

     Upon any acceleration of the principal due on the Convertible Notes or payment or distribution of assets of the Company to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other similar proceedings of the Company, all principal, premium, if any, and interest or other amounts due on all Senior Indebtedness must be paid in full before the Holders of the Convertible Notes are entitled to receive any payment. (sec. 1202) The Indenture further requires that the Company promptly notify holders of Senior Indebtedness if payment of the Convertible Notes is accelerated because of an Event of Default. The Company also may not make any payment upon or in respect of the Convertible Notes if (i) a default in the payment of the principal of, premium, if any, interest or other amounts due on any Senior Indebtedness occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Senior Indebtedness that permits holders of the Senior Indebtedness as to which such default relates to accelerate the maturity thereof and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company, any lender of Designated Senior Indebtedness (or agent bank on behalf of such lender) or other person permitted to give such notice under the Indenture. Payments on the Convertible Notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived in accordance with the agreements evidencing such Senior Indebtedness and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or shall have ceased to exist in accordance with the agreements evidencing such Senior Indebtedness or any acceleration of the Senior Indebtedness shall have been rescinded or annulled or such Senior Indebtedness shall have been discharged or 180 days after the date on which the applicable Payment Blockage Notice is received. During any 360-day period the aggregate of all periods of payment blockage shall not exceed 180 days and there shall be a period of at least 180 consecutive days in each 360-day period when no period of payment blockage is in effect. No default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured for a period of not less than 60 consecutive days.

     By reason of the foregoing subordination, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness are likely to recover more, ratably, than the Holders of the Convertible Notes, and such subordination may result in a reduction or elimination of payments to the Holders of the Convertible Notes.

     The Indenture does not limit the Company's ability to incur Senior Indebtedness or any other indebtedness or the ability of any subsidiary of the Company to incur any indebtedness or other liabilities.

OPTIONAL REDEMPTION

     The Convertible Notes may not be redeemed prior to April 29, 2000. Thereafter, the Convertible Notes may be redeemed, in whole or in part, at the option of the Company in a minimum amount of $1,000,000 and in integral multiples of $100,000, upon not less than 30 nor more than 60 days' prior notice as provided under "-- Notices" below, at a price equal to the unpaid principal amount of such Convertible Notes, together with interest accrued thereon to the date fixed for redemption, plus the applicable redemption premium for such Convertible Notes (expressed as a percentage of the principal amount so to be prepaid) indicated below (such amount being referred to as the "applicable Redemption Price").

     The Redemption Prices for the Series A Convertible Notes are set forth below:

REDEMPTION DATE                                               REDEMPTION PREMIUM
---------------                                               ------------------
April 29, 2000 to April 28, 2001............................        4.667%
April 29, 2001 to April 28, 2002............................        3.889%
April 29, 2002 to April 28, 2003............................        3.111%
April 29, 2003 to April 28, 2004............................        2.333%
April 29, 2004 to April 28, 2005............................        1.556%
April 29, 2005 to April 28, 2006............................        0.778%
after April 28, 2006........................................          none

provided that prior to April 29, 2002, Series A Convertible Notes may not be redeemed unless the closing price per share of Class A Common Stock for a period of 10 consecutive trading days commencing

20 trading days before the date of the Company's notice of redemption in respect of such redemption is at least 150% of the Series A Conversion Price then in effect.

     The Redemption Prices for the Series B Convertible Notes are set forth below:

REDEMPTION DATE                                               REDEMPTION PREMIUM
---------------                                               ------------------
April 29, 2000 to April 28, 2001............................        4.567%
April 29, 2001 to April 28, 2002............................        3.806%
April 29, 2002 to April 28, 2003............................        3.044%
April 29, 2003 to April 28, 2004............................        2.283%
April 29, 2004 to April 28, 2005............................        1.522%
April 29, 2005 to April 28, 2006............................        0.761%
after April 28, 2006........................................          none

provided that prior to April 29, 2002, Series B Convertible Notes may not be redeemed unless the closing price per share of Class A Common Stock for a period of 10 consecutive trading days commencing 20 trading days before the date of the Company's notice of redemption in respect of such redemption is at least 150% of the Series B Conversion Price then in effect.

     The Company will not redeem any series of Convertible Notes unless the Company shall concurrently redeem ratable portions of outstanding Convertible Notes of any other series issued pursuant to the Indenture, provided, however, that prior to April 29, 2002 concurrent redemption of any other series of Convertible Notes shall not be required if the condition to such redemption with respect to the Closing Price for the 20 trading days before the date of the Company's notice for such redemption is not met.

     Any Convertible Note that is converted in whole or in part into shares of Class A Common Stock after such notice of such redemption and prior to such specified redemption date shall be deemed to have been redeemed on the date of such redemption to the extent of the lesser of (i) the principal amount of such Convertible Note so converted and (ii) the principal amount of such Convertible Note called for redemption on the date of such redemption; and, accordingly, the principal amount of such Convertible Notes actually to be redeemed on such redemption date shall be reduced by an amount equal to the amount that is deemed to have been redeemed by reason of conversion as aforesaid and the aggregate principal amount of the Convertible Notes to be redeemed on such redemption date shall be reduced by an amount equal to the aggregate principal amount of all Convertible Notes deemed to have been redeemed by reason of conversion as aforesaid.

     No sinking fund, financial covenants or ratios are provided for the Convertible Notes.

REPURCHASE AT OPTION OF HOLDERS UPON A CHANGE OF CONTROL

     Promptly and in any event within 20 days after the occurrence of a Change in Control (as defined herein), the Company shall deliver to the holders of the Convertible Notes notice, as provided in the Indenture (the "Company Notice"), of the occurrence of such Change of Control and an offer to repurchase all Convertible Notes outstanding on the date therein specified (the "Repurchase Date"), which shall be not less than 30 nor more than 60 days after the date of such notice, at a price equal to 101% of the principal amount of the Convertible Notes to be repurchased plus interest accrued to the Repurchase Date (the "Repurchase Price").

     At the request and expense of the Company on or before the 10th day after such occurrence, the Trustee shall give the Company Notice on behalf of the Company. The Company must also deliver a copy of the Company Notice to the Trustee and to the office of each Paying Agent. To exercise the repurchase right, a Holder of Convertible Notes must deliver, on or before the fifth Business Day after the Repurchase Date irrevocable written notice to the Trustee or Paying Agent of the Holder's exercise of such right, together with the Convertible Notes with respect to which the right is being exercised.
(sec. 1403)

     A Change of Control shall be deemed to have occurred at such time after the original issuance of the Convertible Notes as:

          (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), excluding any "person" or "group" of which Sanford Miller, John D. Kennedy or Jeffrey D. Congdon, or their controlled Affiliates (as defined in the Indenture), are a substantial part (and for such purpose Messrs. Miller, Kennedy and Congdon, and their controlled Affiliates, shall not be deemed to be a substantial part of such person or group unless in the aggregate they own beneficially at least 15% of the total then outstanding voting power of the Voting Stock (as defined herein) of the Company), (A) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total then outstanding voting power of the Voting Stock of the Company or (B) has the right or the ability by voting right, contract or otherwise to elect or designate for election a majority of the entire Board of Directors;

          (ii) (A) the Company consolidates with or merges into any other Person (as defined in the Indenture) or conveys, transfers, sells or leases all or substantially all of its assets as an entirety to any Person or (B) any Person merges into the Company, in either event pursuant to a transaction in which Voting Stock of the Company representing more than 50% of the total voting power of the Company outstanding immediately prior to the effectiveness thereof is reclassified or changed into or exchanged for cash, securities or other property; provided that any consolidation, merger, conveyance, transfer, sale or lease between the Company and any of its Subsidiaries (including without limitation the reincorporation of the Company in another jurisdiction) shall be excluded from the operation of this clause (ii); or

          (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors, or whose nomination for election by the shareholders of the Company, as the case may be, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred by virtue of the Company's or any of its employee benefit or stock plan's filing (or being required to file after the lapse of time) a Schedule 13D or 14D-1 (or any successor or similar schedule, form or report under the Exchange Act) as a result of the Company or any such plan becoming the beneficial owner of shares of capital stock of the Company entitling such person to exercise a majority of the total voting power of the Voting Stock of the Company. "Voting Stock" means, with respect to any person, any shares of stock or other equity interests of any class or classes of such person whose holders are entitled under ordinary circumstances (irrespective of whether at the time stock or other equity interests or any other class or classes shall have or might have voting power by reason of the happening of any contingency) to vote for the election of a majority of the directors, managers, trustees or other governing body of such person. "Beneficial owner" shall be determined in accordance with Rule 13d-3 promulgated by the Commission under the Exchange Act, as in effect on the date of original execution of the Indenture. (sec.sec. 101 and 1404)

     The Company's ability to repurchase Convertible Notes upon the occurrence of a Change of Control is subject to limitations. There can be no assurance that the Company would have the financial resources or be able to arrange financing on acceptable terms to pay the Repurchase Price for all the Convertible Notes as to which the purchase right is exercised. Further, any offer to repurchase or repurchase in connection with a Change of Control could, depending on the circumstances and absent a waiver from the holders of Senior Indebtedness, be blocked by the subordination provisions of the Convertible Notes. See
"-- Subordination." The agreement relating to the Company's current Senior Indebtedness would limit the Company's ability to repurchase the Convertible Notes. Failure by the Company to offer to repurchase or repurchase the Convertible Notes when required may result in an Event of Default with respect to the Convertible Notes (and with respect to Senior Indebtedness) whether or not such repurchase is permitted by the subordination provisions. See "-- Events of Default" and "Risk Factors -- Limitations on Repurchase of Convertible Notes."

     Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to Holders of the Convertible Notes. The Company will comply with this rule to the extent applicable at that time.

     The foregoing provisions would not necessarily afford Holders of the Convertible Notes protection in the event of highly leveraged or other transactions involving the Company that may adversely affect Holders.

MERGERS AND SALES OF ASSETS BY THE COMPANY

     The Company may not, directly or indirectly, merge, consolidate or amalgamate with any other Person or sell, lease, transfer or otherwise dispose of all or substantially all of its assets (as an entirety) to any person, unless: (a) the Company shall be the continuing or surviving corporation, or the continuing, surviving or acquiring person shall be a solvent corporation organized in the United States of America and shall expressly assume the due and punctual payment of the principal, premium (if any) and interest on the Convertible Notes and all of the other obligations of the Company under the Indenture, and; (b) immediately after any such merger, consolidation, amalgamation, sale, lease or other disposition and giving effect to any concurrent transactions, no default or Event of Default under the Indenture shall have occurred and be continuing and the Company shall have complied with its obligations with respect to the adjustment of the applicable Conversion Rates of the Convertible Securities and with respect to a Change of Control resulting from such transaction. (sec. 801)

EVENTS OF DEFAULT

     The following are Events of Default under the Indenture: (a) failure to pay principal of or premium, if any, on any Convertible Note when due; (b) failure to pay any interest on any Convertible Note when due, continuing for 30 days;
(c) failure to perform any other term, covenant or agreement with respect to a repurchase upon a Change of Control; (d) default beyond any applicable grace period in any payment of principal of or premium or interest on any indebtedness in excess of $10,000,000, or in the performance of any provision of the agreement relating to such indebtedness which causes the indebtedness to become due and payable prior to its stated maturity or requires the repayment or repurchase of such indebtedness prior to its stated maturity which default is not remedied or cured by the Company or waived by the holders of such indebtedness prior to an acceleration of such indebtedness under the Indenture;
(e) default or breach in the performance of any covenant or warranty made by the Company in the Indenture or in any certificate or other writing furnished pursuant to the Indenture and such default or breach shall have continued for a period of 60 days after the Company becomes aware of such default or breach; or
(f) certain events of bankruptcy, insolvency or reorganization relating to the Company or any "Significant Subsidiary" as determined in accordance with Rule 1-02(w) of Regulation S-X promulgated by the Commission under the Exchange Act. (sec. 501) Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee indemnity satisfactory to the Trustee. (sec. 603) Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the outstanding Convertible Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (sec. 512)

     If an Event of Default (other than an Event of Default specified in subsection (f) above) occurs and is continuing, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the unpaid principal amount of Convertible Notes outstanding at the time, by notice in writing to the Company, declare the principal of all the Convertible Notes to be due and payable immediately, and upon any such declaration such principal and any accrued interest thereon will become immediately due and payable. If an Event of Default specified in subsection (f) occurs and is continuing, the principal and any accrued interest on all of the then outstanding Convertible Notes shall ipso facto become due and payable immediately without any declaration or other Act on the part of the Trustee or any Holder. (sec. 502)

     At any time after a declaration of acceleration has been made but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of outstanding Convertible Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal and interest, have been cured or waived as provided in the Indenture. (sec. 502)

     No Holder of any Convertible Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount of the outstanding Convertible Notes shall have made written request, and offered indemnity satisfactory to the Trustee, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Convertible Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (sec. 507) However, such limitations do not apply to a suit instituted by a Holder of a Convertible Note for the enforcement of payment of the principal of, premium, if any, or interest on such Convertible Note on or after the respective due dates expressed in such Convertible Note or of the right to convert such Convertible
Note in accordance with the Indenture. (sec. 508)

     The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. (sec. 1004)

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made, and certain past defaults by the Company may be waived, with the written consent of the Holders of not less than 66 2/3% of the aggregate principal amount of the Convertible Notes at the time outstanding. However, no such modification or amendment may, without the consent of the Holder of each outstanding Convertible Note affected thereby, (a) change the Stated Maturity (as defined in the Indenture) of the principal of, or any installment of interest on, any Convertible Note, (b) reduce the principal amount of, or the premium, if any, or rate of interest on, any Convertible Note, (c) modify the number or the method of calculating the rates at which the Convertible Notes are convertible into Class A Common Stock,
(d) reduce the amount payable upon redemption or repurchase, (e) modify the provisions with respect to the repurchase right of the Holders in a manner adverse to the Holder, (f) change the place or currency of payment of principal of, premium, if any, or interest on, any Convertible Note, (g) impair the right to institute suit for the enforcement of any payment on or with respect to any Convertible Note (including any payment of the Repurchase Price in respect of such Convertible Note), (h) modify the obligation of the company to maintain an office or agency in New York City, (i) except as otherwise permitted by the Indenture or contemplated by provisions concerning consolidation, merger, conveyance, transfer, sale or lease of all or substantially all of the property and assets of the Company, adversely affect the right of holders to convert any of the Convertible Notes or to require the Company to repurchase any Convertible Note other than as provided in the Indenture, (j) modify the subordination provisions in a manner adverse to the holders of the Convertible Notes, (k) reduce the above-stated percentage of outstanding Convertible Notes necessary to modify or amend the Indenture, or (l) reduce the percentage of aggregate principal amount of outstanding Convertible Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. (sec.sec. 902 and 513)

     The holders of 66 2/3% of the aggregate principal amount of the outstanding Convertible Notes may waive compliance by the Company with certain restrictive provisions of the Indenture. (sec. 1009) The

Holders of 66 2/3% of the aggregate principal amount of the outstanding Convertible Notes also may waive any past default under the Indenture, except a default in the payment of principal, premium, if any, or interest on Convertible Notes due and payable solely by virtue of acceleration. (sec. 513)

TRANSFER AND EXCHANGE

     The Company has initially appointed the Trustee as security registrar and transfer agent, acting through its Corporate Trust Office. The Company reserves the right to vary or terminate the appointment of the security registrar or of any transfer agent or to appoint additional or other transfer agents or to approve any change in the office through which any security registrar or any transfer agent acts. (sec.sec. 305 and 1002)

PURCHASE AND CANCELLATION

     All Convertible Notes surrendered for payment, redemption, repurchase, registration of transfer or exchange or conversion shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee. All Convertible Notes so delivered to the Trustee shall be canceled promptly by the Trustee. No Convertible Notes shall be authenticated in lieu of or in exchange for any Convertible Notes canceled as provided in the Indenture. The Trustee shall, from time to time but not less than once annually, destroy all canceled Convertible Notes and deliver to the Company a certificate of destruction, which certificate shall specify the number, principal amount and, in the case of Convertible Notes the form of each canceled Convertible Note so destroyed. (sec. 309)

TITLE

     The Company and the Trustee may treat the registered owner (as reflected in the Security Register) of any Convertible Note as the absolute owner thereof (whether or not such Convertible Note shall be overdue) for the purpose of making payment and for all other purposes.

NOTICES

     Notice to Holders of the Convertible Notes will be given by mail to the addresses of such Holders as they appear in the Security Registrar. Such notices will be deemed to have been given on the date of such mailing. (sec. 106)

     Notice of a redemption of Convertible Notes will be given not less than 20 nor more than 60 days prior to the redemption date (which notice shall be irrevocable) and will specify the redemption date.

REPLACEMENT OF CONVERTIBLE NOTES

     Convertible Notes that become mutilated, destroyed, stolen or lost will be replaced by the Company at the expense of the Holder upon delivery of the Trustee of the mutilated Convertible Notes or evidence of the loss, theft or destruction thereof satisfactory to the Company and the Trustee. In the case of a lost, stolen or destroyed Convertible Note indemnity satisfactory to the Trustee and the Company may be required at the expense of the Holder of such Convertible Note before a replacement Convertible Note will be issued.
(sec. 306)

SATISFACTION AND DISCHARGE

     The Company may discharge its payment obligations under the Indenture while Convertible Notes remain outstanding if (a) all outstanding Convertible Notes have become due and payable or will become due and payable at their scheduled maturity within one year, (b) all outstanding Convertible Notes are scheduled for redemption within one year or (c) all outstanding Convertible Notes are delivered to the Trustee for conversion in accordance with the Indenture and in the case of (a) or (b) above, the Company has deposited with the Trustee an amount sufficient to pay and discharge the entire indebtedness on all outstanding Convertible Notes on the date of their scheduled maturity or the scheduled date of redemption. (sec. 401)

GOVERNING LAW

     The Indenture and the Convertible Notes will be governed by and construed in accordance with the laws of the State of New York. (sec. 112)

THE TRUSTEE

     In case an Event of Default shall occur (and shall not be cured), the Trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Holders of Convertible Notes, unless they shall have offered to the Trustee security or indemnity satisfactory to the Trustee. (sec.sec. 601 and 603)

BOOK-ENTRY

     Each series of Convertible Notes will be issued in the form of a global note (the "Global Note") deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co. as DTC's nominee or if the holders elect to receive Certificated Notes, in the form of Certificated Notes, which may bear a legend restricting transfer of such Certificated Notes. Owners of beneficial interests in the Convertible Notes represented by the Global Note will hold such interests pursuant to the procedures and practices of DTC and must exercise any rights in respect of their interests (including any right to convert or require repurchase of their interests) in accordance with those procedures and practices. Such beneficial owners will not be Holders, and will not be entitled to any rights under the Global Note or the Indenture, with respect to the Global Note, and the Company and the Trustee, and any of their respective agents, may treat DTC as the sole Holder and owner of the Global Note.

     DTC has advised the Company as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfer and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporation, and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

     Unless and until they are exchanged in whole or in part for certificated Convertible Notes in definitive form as set forth below, the Global Notes may not be transferred except as a whole by DTC to a nominee of DTC, or by a nominee of DTC to DTC or another nominee of DTC.

     The Convertible Notes represented by the Global Notes will not be exchangeable for certificated Convertible Notes, provided that if (a) DTC is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days or (b) there shall have occurred and be continuing an Event of Default with respect to the Convertible Notes, the Company will issue individual Convertible Notes in definitive form in exchange for the Global Notes. In addition, the Company may at any time and in its sole discretion determine not to have Global Notes, and, in such event, will issue individual Convertible Notes in definitive form in exchange for the Global Notes previously representing all such Convertible Notes. In either instance, an owner of a beneficial interest in a Global Note will be entitled to physical delivery of Convertible Notes in definitive form equal in principal about to such beneficial interest and to have such Convertible Notes registered in its name. Individual Convertible Notes so issued in definitive form will be issued in denominations of $1,000 and any larger amount that is an integral multiple of $1,000 and will be issued in registered form only, without coupons.

     Payments of principal of and interest on the Convertible Notes will be made by the Company through the Trustee to DTC or its nominee, as the case may be, as the registered owner of the Global Note. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. The Company expects that DTC, upon receipt of any payment of principal or interest in respect of the Global Note, will credit the accounts of the related participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in the Global Note as shown on the records of DTC. The Company also expects that payments by participants to owners of beneficial interests in the Global Note will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

     So long as the Convertible Notes are represented by a Global Note, DTC or its nominee will be the only entity that can exercise a right to repayment pursuant to the Holder's option to elect repayment of its Convertible Notes or the right of conversion of the Convertible Notes. Notice by participants or by owners of beneficial interests in a Global Note held through such participants of the exercise of the option to elect repayment, or the right of conversion, of beneficial interests in Convertible Notes represented by the Global Note must be transmitted to DTC in accordance with its procedures on a form required by DTC and provided to participants. In order to ensure that DTC's nominee will timely exercise a right to repayment, or the right of conversion, with respect to a particular Convertible Note, the beneficial owner of such Convertible Notes must instruct the broker or other participant through which it holds an interest in such Convertible Notes to notify DTC of its desire to exercise a right to repayment, or the right of conversion. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a Convertible Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to DTC. The Company will not be liable for any delay in delivery of such notice to DTC.

CERTIFICATED NOTES

     At the option of the Selling Securityholders, the Convertible Notes may be issued in registered, certificated form. Until the Convertible Notes are sold as provided herein, they will be subject to certain restrictions on transfer and will bear a restrictive legend. Initially, the Trustee will act as paying agent and registrar for the Convertible Notes. The Convertible Notes may be presented for registration of transfer and exchange at the offices of the registrar.

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

     The following is a summary of certain United States federal income and estate tax considerations relating to the purchase, ownership and disposition of the Convertible Notes and of Class A Common Stock into which the Convertible Notes may be converted, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on laws, regulations, rulings and decisions now in effect (or, in the case of certain United States Treasury Regulations ("Treasury Regulations"), now in proposed form), all of which are subject to change, possibly on a retroactive basis. This summary deals only with holders that will hold Convertible Notes and Class A Common Stock into which Convertible Notes may be converted as "capital assets" (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code")) and does not address tax considera-tions applicable to investors that may be subject to special tax rules, such as banks, tax-exempt organizations, insurance companies, dealers in securities or currencies, persons that will hold Convertible Notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes, or persons that have a "functional currency" other than the U.S. dollar. The Company has not sought any ruling from the Internal Revenue Service ("IRS") with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. INVESTORS CONSIDERING THE PURCHASE OF CONVERTIBLE NOTES OR CLASS A COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

UNITED STATES HOLDERS

     As used herein, the term "United States Holder" means the beneficial owner of a Convertible Note or of Class A Common Stock that for United States federal income tax purposes is (i) a citizen or resident of the United States, (ii) treated as a domestic corporation or domestic partnership, or (iii) an estate or trust other than a "foreign estate" or "foreign trust" as defined in Section 7701(a)(31) of the Code.

  PAYMENT OF INTEREST

     Interest on a Convertible Note generally will be included in the income of a United States Holder as ordinary income at the time such interest is received or accrued, in accordance with such Holder's method of accounting for United States federal income tax purposes.

  MARKET DISCOUNT

     If a United States Holder purchases a Convertible Note for an amount that is less than its stated redemption price at maturity, such United States Holder will be treated as having purchased such Convertible Note at a "market discount" unless such market discount is less than one-fourth of one percent of the stated redemption price of the Convertible Note at maturity, multiplied by the number of complete years to maturity (after the United States Holder acquired the Convertible Note).

     Under the market discount rules, a United States Holder will be required to treat any partial principal payment on a Convertible Note, or any gain realized on the sale, exchange, retirement or other disposition of a Convertible Note, as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount which has not previously been included in income and is treated as having accrued on such Convertible Note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Convertible Note, unless the United States Holder elects to accrue market discount on a constant yield basis. Once made, such an election is irrevocable.

     A United States Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Convertible Note with market discount until the maturity of the Convertible Note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds the portion of market discount allocable to the days during the taxable year in which the Convertible Note was held by the taxpayer. A United States Holder may elect to include market discount in income currently as it accrues (on either a ratable or constant yield basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Convertible Note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States federal income tax purposes. Such an election will apply to all debt instruments with market discount acquired by the United

States Holder on or after the first day of the taxable year to which such election applies and may be revoked only with the consent of the IRS.

  BOND PREMIUM

     If a United States Holder purchases a debt instrument for an amount in excess of its stated redemption price at maturity, such United States Holder will be considered to have purchased the debt instrument with "amortizable bond premium," generally equal in amount to such excess, but reduced by the value of any conversion features attached to the debt instrument. A United States Holder may elect to amortize bond premium using a constant yield method over the remaining term of the debt instrument and may offset interest (including original issue discount) otherwise required to be included in respect of the debt instrument during any taxable year by the amortized amount for the taxable year. Any election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the United States Holder on or after the first day of the taxable year to which such election applies, and may be revoked only with the consent of the IRS.

     The conversion features of the Convertible Notes and the Company's option to redeem the Convertible Notes at the applicable Redemption Price prior to maturity will affect a United States Holder's calculation of amortizable bond premium. As noted in the preceding paragraph, the amount of amortizable bond premium generally equals the excess of the United States Holder's tax basis in the debt instrument over the debt instrument's stated redemption price at maturity, but reduced by the value of the conversion features of the debt instrument. Accordingly, the value of the conversion features of the Convertible Notes must be excluded from the calculation of amortizable bond premium. Treasury Regulations provide that the value of the conversion features of a particular debt instrument is determined as of the time of acquisition by subtracting from the cost of the debt instrument the assumed price at which the debt instrument would be purchased on the open market if it did not have the conversion features. This assumed price of the debt instrument without conversion features is determined by comparing the yields on which debt instruments of a similar character, but not having conversion features, are sold on the open market and adjusting the price of the debt instrument in question to this yield. In addition, in view of the Company's option to redeem the Convertible Notes prior to maturity, the amount of amortizable bond premium on the Convertible Notes will be determined by subtracting from the United States Holder's tax basis in the Convertible Notes the applicable Redemption Price payable on the first date on which the Convertible Notes could be redeemed (rather than the stated redemption price at maturity). If the Company does not in fact exercise its right to redeem the Convertible Notes on this date, the Convertible Notes will be treated (for purposes of the bond premium rules) as having matured and then as having been reissued for the Redemption Price at which the Convertible Notes could have been redeemed on such date. The Convertible Notes deemed to have been reissued will again be subject to the amortizable bond premium rules with respect to the remaining dates on which the Convertible Notes are redeemable.

     Proposed Treasury regulations issued on June 27, 1996 would clarify the treatment of bond premium. The proposed regulations describe the constant yield method under which such premium is amortized and provide that the resulting offset to interest income can be taken into account only as a United States Holder takes the corresponding interest income into account under such United States Holder's regular accounting method. In the case of instruments that may be redeemed prior to maturity, the proposed regulations provide that the premium is calculated by assuming that the issuer or holder will exercise or not exercise its redemption rights in the manner that maximizes the holder's yield. The regulations are proposed to be effective for debt instruments acquired on or after the date 60 days after the date final regulations are published in the Federal Register. However, if a United States Holder elects to amortize bond premium for the taxable year containing such effective date, the regulations would apply to all the United States Holder's debt instruments held on or after the first day of that taxable year. It cannot be predicted at this time whether these regulations will become effective or what, if any, modifications may be made to them prior to their becoming effective.

  SALE, EXCHANGE OR REDEMPTION OF THE CONVERTIBLE NOTES

     Upon the sale, exchange or redemption of a Convertible Note, a United States Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest income, which is taxable as ordinary income) and (ii) such Holder's adjusted tax basis in the Convertible Note. For purposes of determining gain or loss, a United States Holder's adjusted tax basis in a Convertible Note generally will equal the cost of the Convertible Note to such Holder, increased by accrued market discount, if any, if the United States Holder has included such market discount in income, reduced by any principal payments received by such Holder, and reduced by amortizable bond premium, if any, taken with respect to such Convertible Note. The tax rate applicable to such a capital gain will depend, among other things, upon the United States Holder's holding period for the Convertible Notes that are sold, exchanged or redeemed.

  CONVERSION OF THE CONVERTIBLE NOTES

     A United States Holder generally will not recognize any income, gain or loss upon conversion of a Convertible Note into Class A Common Stock except to the extent of ordinary income recognized with respect to accrued and unpaid interest on the Convertible Note at that time. A United States Holder also will recognize capital gain or loss upon the receipt of cash in lieu of a fractional share of Class A Common Stock equal to the amount of cash received less the Holder's tax basis in such fractional share. Such Holder's tax basis in the Class A Common Stock received on conversion of a Convertible Note will be the same as such Holder's adjusted tax basis in the Convertible Note at the time of conversion (reduced by any basis allocable to a fractional share interest), and the holding period for the Class A Common Stock received on conversion will generally include the holding period of the Convertible Note converted.

  DIVIDENDS

     Dividends paid on the Class A Common Stock generally will be included in the income of a United States Holder as ordinary income to the extent of the Company's current or accumulated earnings and profits, then as a tax-free return of capital to the extent of a United States Holder's tax basis in the Class A Common Stock and thereafter as gain from the sale or exchange of such stock.

     In general, a dividend distribution to a corporate United States Holder will qualify for the 70% dividends received deduction if the Holder owns less than 20% of the voting power and value of the Company's stock (other than certain non-voting, non-convertible, non-participating preferred stock). A corporate United States Holder that owns 20% or more of the voting power and value of the Company's stock (other than certain non-voting, non-convertible, non-participating preferred stock) generally will qualify for an 80% dividends received deduction. The dividends received deduction is subject, however, to certain holding period, taxable income and other limitations.

  SALE OF CLASS A COMMON STOCK

     Upon the sale or exchange of Class A Common Stock, a United States Holder generally will recognize capital gain or loss equal to the difference between
(i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) such Holder's adjusted tax basis in the Class A Common Stock. The tax rate applicable to such capital gain will depend, among other things, upon the Holder's holding period for the Shares of Class A Common Stock that are sold or exchanged. A United States Holder's basis and holding period in Class A Common Stock received upon conversion of a Convertible Note are determined as discussed above under "-- Conversion of the Convertible Notes."

  ADJUSTMENT OF CONVERSION PRICE

     Treasury Regulations promulgated under Section 305 of the Code would treat holders of the Convertible Notes as having received a constructive distribution from the Company in the event that the conversion ratio of the Convertible Notes were adjusted if (i) as a result of such adjustment, the proportionate interest (measured by the quantum of Class A Common Stock into or for which the Convertible Notes are convertible or exchangeable) of the holders of the Convertible Notes in the assets or earnings and profits of the Company were increased, and (ii) the adjustment was not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the conversion ratio would not be considered made pursuant to such formula if the adjustment was made to compensate for certain taxable distributions with respect to the Class A Common Stock. Thus, under certain circumstances, a reduction in the conversion price for the holders my result in deemed dividend income to holders to the extent of the Company's current or accumulated earnings and profits.

  INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

     In general, information reporting requirements will apply to payments of principal, premium, if any, and interest on a Convertible Note, payments of dividends on Class A Common Stock, payments of the proceeds of the sale of a Convertible Note and payments of the proceeds of the sale of Class A Common Stock, and a 31% backup withholding tax may apply to such payments if the United States Holder (i) fails to furnish or certify his correct taxpayer identification number to the payor in the manner required, (ii) is notified by the IRS that he has failed to report payments of interest and dividends properly, or (iii) under certain circumstances, fails to certify that he has not been notified by the IRS that he is subject to backup withholding for failure to report interest and dividend payments. Any amounts withheld under the backup withholding rules from a payment to a United States Holder will be allowed as a credit against such Holder's United States federal income tax and may entitle the Holder to a refund, provided that the required information is furnished to the IRS.

NON-UNITED STATES HOLDERS

     As used herein, the term "Non-United States Holder" means any beneficial owner of a Convertible Note or Class A Common Stock that is not a United States Holder. The rules governing the United States federal income and estate taxation of a Non-United States Holder are complex and no attempt will be made herein to provide more than a summary of such rules. NON-UNITED STATES HOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS WITH REGARD TO AN INVESTMENT IN THE CONVERTIBLE NOTES AND CLASS A COMMON STOCK, INCLUDING ANY REPORTING REQUIREMENTS.

  PAYMENT OF INTEREST

     Generally, payment of interest on a Convertible Note by the Company or any Paying Agent to a Non-United States Holder will qualify for the "portfolio interest exemption" and therefore will not be subject to United States federal income tax or withholding tax, provided that such interest income is not effectively connected with a United States trade or business of the Non-United States Holder and provided that the Non-United States Holder (i) does not actually or constructively own 10% or more of the combined voting power of all classes of stock of the Company entitled to vote, (ii) is not a controlled foreign corporation related to the Company actually or constructively through stock ownership, (iii) is not a bank receiving interest on a loan entered into in the ordinary course of business and (iv) either (a) provides a Form W-8 (or a suitable substitute form) signed under penalties of perjury that includes its name and address and certifies as to its non-United States status in compliance with applicable law and regulations, or (b) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business holds the Convertible Note and provides a statement to the Company or its agent under penalties of perjury in which it certifies that such a Form W-8 (or a suitable substitute) has been received by it from the Non-United States Holder or qualifying intermediary and furnishes the Company or its agent with a copy thereof.

     Recently released Treasury Regulations provide alternative methods for satisfying the certification requirements described in clause (iv) above. The Treasury Regulations generally are effective for payments made after December 31, 1998, subject to certain transition rules. Non-United States Holders are urged to consult their own tax advisors regarding the new Treasury Regulations.

     Except to the extent that an applicable treaty otherwise provides, a Non-United States Holder generally will be taxed in the same manner as a United States Holder with respect to interest if the interest income is effectively connected with a United States trade or business of the Non-United States Holder. Effectively connected interest received by a corporate Non-United States Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate). Even though such effectively connected interest is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the Holder delivers IRS Form 4224 to the payor.

     Interest income of a Non-United States Holder that is not effectively connected with a United States trade or business and that does not qualify for the portfolio interest exemption described above will generally be subject to a withholding tax at a 30% rate (or, if applicable, a lower treaty rate).

  SALE, EXCHANGE OR REDEMPTION OF THE CONVERTIBLE NOTES

     A Non-United States Holder of a Convertible Note will generally not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange or redemption of a Convertible Note (including the receipt of cash in lieu of fractional shares upon conversion of a Convertible Note into Class A Common Stock) unless (1) the gain is effectively connected with a United States trade or business of the Non-United States Holder, (2) in the case of a Non-United States Holder who is an individual, such Holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either such Holder has a "tax home" in the United States or the disposition is attributable to an office or other fixed place of business maintained by such Holder in the United States, (3) the Holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates, or (4) the Company is a United States real property holding corporation (see discussion under "United States Foreign Investment in Real Property Tax Act" below).

  CONVERSION OF THE CONVERTIBLE NOTES

     In general, no United States federal income tax or withholding tax will be imposed upon the conversion of a Convertible Note into Class A Common Stock by a Non-United States Holder except with respect to the receipt of cash in lieu of fractional shares by Non-United States Holders upon conversion of a Convertible Note where any of the conditions described above under "Non-United States Holders -- Sale, Exchange or Redemption of the Convertible Notes" is satisfied.

  SALE OR EXCHANGE OF CLASS A COMMON STOCK

     A Non-United States Holder generally will not be subject to United States federal income tax or withholding tax on the sale or exchange of Class A Common Stock unless any of the conditions described above under "Non-United States Holders -- Sale, Exchange or Redemption of the Convertible Notes" is satisfied.

  DIVIDENDS

     Dividends paid (or deemed paid, as described above under "United States Holders -- Dividends") on Class A Common Stock to a Non-United States Holder (excluding dividends that are effectively connected with the conduct of a trade or business in the United States by such Holder and are taxable as described below) will be subject to United States federal withholding tax at a 30% rate (or lower rate provided under any applicable income tax treaty). Except to the extent that an applicable tax treaty otherwise provides, a Non-United States Holder will be taxed in the same manner as a United States Holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a trade or business in the United States by the Non-United States Holder. If such Non-United States Holder is a foreign corporation, it may also be subject to a United States branch profits tax on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Even though such effectively connected dividends are subject to income tax, and may be subject to the branch profits tax, they will not be subject to U.S. withholding tax if the Holder delivers IRS Form 4224 to the payor.

     Under currently applicable Treasury Regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country (unless the payor has knowledge to the contrary) for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate. Under recently issued Treasury Regulations, however, Non-United States Holders of Class A Common Stock who wish to claim the benefit of an applicable treaty rate would be required to satisfy certain certification requirements. The new Treasury Regulations are generally effective for payments made after December 31, 1998. Non-United States Holders are urged to consult their own tax advisors regarding the new Treasury Regulations.

  CERTAIN UNITED STATES FEDERAL ESTATE TAX CONSIDERATIONS

     A Convertible Note beneficially owned by an individual who is not a citizen or resident of the United States at the time of death will not be included in the decedent's gross estate for United States federal estate tax purposes, provided that such non-United States Holder did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of stock of the Company entitled to vote, and provided that, at the time of death, payments with respect to such Convertible Note would not have been effectively connected with the conduct by such Non-United States Holder of a trade or business within the United States.

     Class A Common Stock actually or beneficially held (other than through a foreign corporation) by a Non-United States Holder at the time of his or her death (or previously transferred subject to certain retained rights or powers) will be subject to United States federal estate tax unless otherwise provided by an applicable estate tax treaty.

  INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

     United States information reporting requirements and backup withholding tax will not apply to payments on a Convertible Note to a Non-United States Holder if the statement described in "Non-United States Holders -- Payment of Interest" is duly provided by such Holder, provided that the payor does not have actual knowledge that the Holder is a United States person.

     Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of a Convertible Note or any payment of the proceeds of the sale of Class A Common Stock effected outside the United States by a foreign office of a "broker" (as defined in applicable Treasury Regulations), unless such broker (i) is a United States person, (ii) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (iii) is a controlled foreign corporation as to the United States. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in (i), (ii) or (iii) of the preceding sentence will not be subject to backup withholding tax, but will be subject to information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a Non-United States Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements, unless the beneficial owner of the Convertible Note provides the statement described in "Non-United States Holders -- Payment of Interest" or otherwise establishes an exemption.

     Recently released Treasury Regulations make certain modifications to the withholding, backup withholding and information reporting rules described above. The new Treasury Regulations will generally be effective for payments made after December 31, 1998, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the new Treasury Regulations.

  UNITED STATES FOREIGN INVESTMENT IN REAL PROPERTY TAX ACT

     Under the Foreign Investment in Real Property Tax Act ("FIRPTA"), any person who acquires a "United States real property interest" (as described below) from a foreign person must deduct and withhold a tax equal to 10% of the amount realized by the foreign transferor. In addition, a foreign person who disposes of a United States real property interest generally is required to recognize gain or loss that is subject to United States federal income tax. A "United States real property interest" generally includes any interest (other than an interest solely as a creditor) in a United States corporation unless it is established under specific procedures that the corporation is not (and was not for the prior five-year period) a "United States real property holding corporation". The Company does not believe that it is a United States real property holding corporation as of the date hereof, although it has not conducted or obtained an appraisal of its assets to determine whether it is now or will be a United States real property holding corporation. If it is not established that the Company is not a United States real property holding corporation, then, unless an exemption applies, both the Class A Common Stock and the Convertible Notes would be treated as United States real property interests. As discussed below, however, an exemption should apply to the Class A Common Stock and the Convertible Notes except with respect to a Non-United States Holder whose beneficial ownership of Class A Common Stock or Convertible Notes exceeds 5% of the total fair market value of the Class A Common Stock.

     An interest in a United States corporation generally will not be treated as a United States real property interest if, at any time during the calendar year, any class of stock of the corporation is "regularly traded" on an established securities market (the "regularly-traded exemption"). The Company believes that the Company's Class A Common Stock is regularly traded on an established securities market within the meaning of the applicable regulations, although there can be no assurance that the Class A Common Stock will remain regularly traded. The remainder of this discussion assumes that the Class A Common Stock is and will remain regularly traded on an established securities market.

     The regularly-traded exemption is not available to a regularly traded interest (such as the Class A Common Stock) if such interest is owned by a person who beneficially owns (actually or constructively) more than 5% of the total fair market value of that class of interests at any time during the five-year period ending on the date of disposition of such interest or other applicable determination date. Accordingly, except with respect to a sale or other disposition of Class A Common Stock by a Non-United States Holder whose aggregate beneficial ownership has exceeded that 5% threshold, no withholding or income taxation under the FIRPTA rules should be required with respect to the sale, exchange or other disposition of Class A Common Stock by a Non-United States Holder.

     The regularly-traded exemption will apply to a "non-regularly traded class of interests" in a United States corporation that is convertible into a regularly traded class of interests in the corporation unless, on the date such non-regularly traded interest was acquired by its present holder, such interest had a fair market value greater than the fair market value on that date of 5% of the regularly traded class of the corporation's stock into which it is convertible. (Interests of a non-regularly traded class acquired over a period of time will be aggregated and valued as of the date of the subsequent acquisition for purposes of applying the 5% test described above.) Accordingly, except with respect to the sale, exchange, conversion or redemption of the Convertible Notes by a Non-United States Holder whose aggregate actual or constructive ownership of such Convertible Notes on an applicable determination date had a fair market value greater than 5% of the Class A Common Stock, no withholding or income taxation under the FIRPTA rules should be required with respect to the sale, exchange, conversion or redemption of Convertible Notes by a Non-United States Holder. The foregoing discussion assumes that the Convertible Notes constitute interests that are nonregularly traded interests convertible into a regularly traded class of interests. If the Convertible Notes were to become regularly traded, the regularly-traded exemption might not apply to Convertible Notes owned by a person who beneficially owns (actually or constructively) more than 5% of the total fair market value of the Convertible Notes at any time during the five year period ending on the date of disposition of the Convertible Notes or other applicable determination date.

     Any investor that may approach or exceed any of the 5% ownership thresholds discussed above, either alone or in conjunction with related persons, should consult its own tax advisor concerning the United States tax consequences that may result. A Non-United States Holder who sells or otherwise disposes of Convertible Notes may be required to inform its transferee whether such Convertible Notes constitute a United States real property interest.

                              PLAN OF DISTRIBUTION

     This Prospectus relates to the sale by the Selling Securityholders of (i) up to 246,167 shares of Class A Common Stock of the Company acquired by certain Selling Securityholders in connection with the Company's acquisition of the St. Louis Budget franchise (the "St. Louis Acquisition"), which was consummated in November 1997, (ii) up to 5,595,482 shares of Class A Common Stock issuable upon conversion of the Convertible Notes, (iii) $80,000,000 aggregate principal amount of Series A Convertible Notes and (iv) $45,000,000 aggregate principal amount of Series B Convertible Notes. The Company is registering the Shares and the Convertible Notes for sale to provide the holders thereof with freely tradeable securities, but the registration of such shares or notes does not necessarily mean that any of such shares or notes will be issued by the Company or offered or sold by the holders thereof.

     The Shares and Convertible Notes may be sold from time to time to purchasers directly by any of the Selling Securityholders. Alternatively, the Selling Securityholders may from time to time offer the Shares and Convertible Notes through dealers or agents, who may receive compensation in the form of commissions from the Selling Securityholders and/or the purchasers of Shares and Convertible Notes for whom they may act as agent. Without limiting the foregoing, such sales may be in the form of secondary distributions, exchange distributions, block trades, ordinary brokerage transactions or a combination of such methods of sale. The Selling Securityholders and any dealers or agents that participate in the distribution of Shares and Convertible Notes may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of Shares and Convertible Notes by them and any commissions received by any such dealers or agents might be deemed to be underwriting commissions under the Securities Act.

     At a time a particular offer of Shares or Convertible Notes is made, a Prospectus Supplement, if required, will be distributed that will set forth the name and names of any dealers or agents and any commissions and other terms constituting compensation from the Selling Securityholders and any other required information. The Shares and Convertible Notes may be sold from time to time at varying prices determined at the time of sale or at negotiated prices.

     In order to comply with the securities laws of certain states, if applicable, the Shares and Convertible Notes may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Shares and Convertible Notes may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

                                 LEGAL MATTERS

     The validity of the shares of the Class A Common Stock and Convertible Notes offered hereby has been passed upon for the Company by King & Spalding, Atlanta, Georgia.

                                    EXPERTS

     The consolidated financial statements of Budget Group, Inc. as of and for the year ended December 31, 1996, incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     With respect to the unaudited consolidated condensed financial statements as of and for the six-month period ended June 30, 1997, and the unaudited pro forma consolidated statement of operations for the six months ended June 30, 1997, incorporated by reference in this prospectus, the independent certified public accountants have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in the Registration Statement No. 333-34799 on Form S-1 dated October 1, 1997, and incorporated by reference herein, state that they did not audit and they do not express an opinion on such financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of section 11 of the Securities Act of 1933 for their reports on the unaudited financial information because those reports are not "reports" or "parts" of the registration statement prepared or certified by the accountants within the meaning of sections 7 and 11 of the Act.

     The consolidated financial statements as of December 31, 1995 and for each of the two years in the period ended December 31, 1995 incorporated in this prospectus by reference from Budget Group Inc.'s Registration Statement No. 333-34799 on Form S-1 dated October 1, 1997 and appearing in the Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of BRACC as of December 31, 1995 and 1996 and for each of the years in three-year period ended December 31, 1996 have been incorporated by reference in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent auditors incorporated by reference elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

           ==========================================================

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ------------------

                               TABLE OF CONTENTS

                                           PAGE
                                           ----
Available Information....................    2
Incorporation of Certain Documents by
  Reference..............................    2
The Company..............................    3
The Offering.............................    4
Use of Proceeds..........................    4
Ratio of Earnings to Fixed Charges.......    4
Supplemental Earnings per Share Data.....    4
Risk Factors.............................    5
Selling Securityholders..................   11
Description of Capital Stock.............   13
Description of Convertible Notes.........   17
Certain United States Federal Tax
  Considerations.........................   28
Plan of Distribution.....................   37
Legal Matters............................   37
Experts..................................   37

           ==========================================================
           ==========================================================

                                5,841,649 SHARES
                              CLASS A COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)
                               ------------------

                                  $80,000,000
                           AGGREGATE PRINCIPAL AMOUNT
                                7.0% CONVERTIBLE
                              SUBORDINATED NOTES,
                               SERIES A, DUE 2007
                               ------------------

                                  $45,000,000
                           AGGREGATE PRINCIPAL AMOUNT
                               6.85% CONVERTIBLE
                              SUBORDINATED NOTES,
                               SERIES B, DUE 2007

                               BUDGET GROUP, INC.
           ==========================================================

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder, all of which are being paid by the Company. Except for the SEC registration fee, all amounts are estimates.

Securities and Exchange Commission registration fee.........    40,471
Transfer agents' fees.......................................    10,000
Printing and engraving expenses.............................    30,000
Legal fees and expenses.....................................    30,000
Accounting fees and expenses................................    30,000
Miscellaneous...............................................     9,529
                                                              --------
          Total.............................................  $150,000
                                                              ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware ("DGCL") provides that a corporation has the power to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) against the expenses, (including attorneys' fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such person had no reasonable cause to believe his conduct was unlawful, except that, if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation unless and to the extent that the Court of Chancery of the State of Delaware, or any court in which such suit or action was brought, shall determine upon application that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper.

     As permitted by Section 102(b)(7) of the DGCL, the Amended and Restated Certificate of Incorporation of the Company (filed herewith as Exhibit 3.2) (the "Restated Certificate of Incorporation") provides that no director shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director other than (i) for breaches of the director's duty of loyalty to the Company and its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the unlawful payment of dividends or unlawful stock purchases or redemptions under Section 174 of the DGCL, and (iv) for any transaction from which the director derived an improper personal benefit.

     The Company's Bylaws provide indemnification of the Company's directors and officers, both past and present, to the fullest extent permitted by the DGCL, and allow the Company to advance or reimburse litigation expenses upon submission by the director or officer of an undertaking to repay such advances or reimbursements if it is ultimately determined that indemnification is not available to such director or officer pursuant to the Bylaws. The Company's Bylaws will also authorize the Company to purchase and maintain insurance on behalf of an officer or director, past or present, against any liability asserted against him in any such capacity whether or not the Company would have the power to indemnify him against such liability under the provisions of the Restated Certificate of Incorporation or Section 145 of the DGCL.

     The Company has entered into indemnification agreements with each of its directors and certain of its executive officers. The indemnification agreements require the Company, among other things, to indemnify such directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

          The Registrant agrees to furnish a copy of all agreements relating to long-term debt upon request of the Commission.

EXHIBIT
  NO.                                  DESCRIPTION
-------                                -----------
  2.1     --   Common Stock Purchase Agreement, dated as of January 13,
               1997, between John J. Nevin and the Company (incorporated by reference to Exhibit 2.7 to the Company's Registration
               Statement on Form S-1, File No. 333-21691, dated February
               12, 1997).
  2.2     --   Budget Stock Purchase Agreement, dated as of January 13,
               1997, between Budget Rent A Car Corporation and Team Rental
               Group, Inc. (currently known as Budget Group, Inc.)
               (incorporated by reference to Exhibit 2.8 to the Company's
               Registration Statement on Form S-1, File No. 333-21691,
               dated February 12, 1997).
  2.3     --   Preferred Stock Purchase Agreement, dated as of January 13,
               1997, between Ford Motor Company and the Company
               (incorporated by reference to Exhibit 2.9 to the Company's
               Registration Statement on Form S-1, File No. 333-21691,
               dated February 12, 1997).
  2.4     --   Preferred Stockholders Agreement between Ford Motor Company and the Company (incorporated by reference to Exhibit 2.10 to the Company's Registration Statement on Form S-1, File
               No. 333-34799, dated September 26, 1997).
  3.1     --   Amended and Restated Certificate of Incorporation of the
               Company (incorporated by reference to Exhibit 3.1 to the
               Company's Registration Statement on Form S-1, File No.
               33-78274, dated April 28, 1994).
  3.2     --   Amendment to Amended and Restated Certificate of
               Incorporation of the Company (incorporated by reference to
               Exhibit 3.2 to Amendment No. 2 to the Company's Registration
               Statement on Form S-1, File No. 333-4507, dated June 28,
               1996).
  3.3     --   Amendment to Amended and Restated Certificate of
               Incorporation of the Company (incorporated by reference to
               Exhibit 3.3 to the Company's Registration Statement on Form
               S-1, File No. 333-34799, dated September 26, 1997).
  3.4     --   By-Laws of the Company (incorporated by reference to Exhibit
               3.2 to the Company's Registration Statement on Form S-1,
               File No. 33-78274, dated April 28, 1994).
  4.1     --   Specimen Stock Certificate (incorporated by reference to
               Exhibit 4.1 to the Company's Registration Statement on Form
               S-1, File No. 333-34799, dated September 26, 1997).
  4.2     --   Registration Rights Agreement, dated as of August 25, 1994, among the Company, Brian Britton, Jeffrey Congdon, Richard
               Hinkle, John Kennedy, Sanford Miller and Richard Sapia
               (incorporated by reference to Exhibit 10.23 to the Company's
               Annual Report on Form 10-K for the year ended December 31,
               1994).
  4.3     --   First Amendment to Registration Rights Agreement, dated as of November 1, 1994, among the Company, Brian Britton,
               Jeffrey Congdon, Richard Hinkle, John Kennedy, Sanford
               Miller and Richard Sapia (incorporated by reference to
               Exhibit 10.24 to the Company's Annual Report on Form 10-K
               for the year ended December 31, 1994).
  4.4     --   Letter Agreement, dated as of November 1, 1994, between
               Andrew Klein and the Company acknowledging that Andrew Klein is a party to the Registration Rights Agreement, dated as of
               August 25, 1994, as amended (incorporated by reference to
               Exhibit 10.25 to the Company's Annual Report on Form 10-K
               for the year ended December 31, 1994).

EXHIBIT
  NO.                                  DESCRIPTION
-------                                -----------
  4.5     --   Registration Rights Agreement, dated as of October 20, 1995, between the Company and Budget Rent-A-Car of Southern
               California (incorporated by reference to Exhibit 4.12 to the
               Company's Annual Report on Form 10-K for the year ended
               December 31, 1995).
  4.6     --   Registration Rights Agreement, dated as of December 1, 1996, between the Company and the holders of the Convertible
               Subordinated Notes (incorporated by reference to Exhibit
               4.12 to the Company's Registration Statement on Form S-1,
               File No. 333-21691, dated February 12, 1997).
 *4.7     --   Registration Rights Agreement, dated as of November 6, 1997, among the Company and the Stockholders of Budget Rent A Car of St. Louis, Inc.
**4.8     --   Indenture dated as of December   , 1997 between the Company
               and the Chase Manhattan Bank, as Trustee.
 *5.1     --   Opinion of King & Spalding as to the legality of the
               securities being registered.
*12.1     --   Statement regarding computation of ratio of earnings to
               fixed charges.
*23.1     --   Consent of Deloitte & Touche LLP.
*23.2     --   Consent of Arthur Andersen LLP.
*23.3     --   Consent of KPMG Peat Marwick LLP.
*23.4     --   Consent of King & Spalding (included in Exhibit 5.1).
*24.1     --   Power of Attorney.
*25.1     --   Statement of Eligibility of the Trustee on Form T-1.

---------------

 * Filed herewith.
** To be filed by amendment.
 + The Company has been granted confidential treatment of portions of this Exhibit. Accordingly, portions thereof have been omitted and filed separately with the Commission.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

             (i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933 (the "Securities Act");

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

             provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
        Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Lisle, State of Illinois on November 26, 1997.

                                          BUDGET GROUP, INC.

                                          By:     /s/ ROBERT L. APRATI
                                            ------------------------------------
                                                      Robert L. Aprati
                                                Executive Vice President and
                                                      General Counsel

     We, the undersigned directors and officers of Budget Group, Inc., do hereby constitute and appoint Robert L. Aprati and Scott R. White, and each or any of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable said Corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on this 26th day of November, 1997.

                      SIGNATURE                                             TITLE
                      ---------                                             -----

                 /s/ SANFORD MILLER                      Chairman of the Board and Chief Executive
-----------------------------------------------------      Officer (Principal Executive Officer) and
                   Sanford Miller                          Director

                                                         Vice Chairman and Director
-----------------------------------------------------
                    John Kennedy

                 /s/ JEFFREY CONGDON                     Vice Chairman and Director
-----------------------------------------------------
                   Jeffrey Congdon

                                                         Chief Financial Officer
-----------------------------------------------------      (Principal Financial Officer)
                   Michael Clauer

                                                         Vice President -- Controller
-----------------------------------------------------      (Principal Accounting Officer)
                     Thomas Kram

                /s/ RONALD D. AGRONIN                    Director
-----------------------------------------------------
                  Ronald D. Agronin

                /s/ STEPHEN L. WEBER                     Director
-----------------------------------------------------
                  Stephen L. Weber

                      SIGNATURE                                             TITLE
                      ---------                                             -----
                 /s/ JEFFREY MIRKIN                      Director
-----------------------------------------------------
                   Jeffrey Mirkin

                   /s/ ALAN LIKER                        Director
-----------------------------------------------------
                     Alan Liker

                /s/ JAMES F. CALVANO                     Director
-----------------------------------------------------
                  James F. Calvano

                /s/ MARTIN P. GREGOR                     Director
-----------------------------------------------------
                  Martin P. Gregor